CONTRACT ID NO. CW294237

Master Agreement for Professional Services

between

M2 Systems Corporation

and

JPMorgan Chase Bank, National Association

Dated: March 13, 2009

This exhibit has been redacted to exclude information the Registrant believes is confidential in nature. The redacted portions have been marked with an "*." The redacted material has been omitted pursuant to a request for confidential treatment and the redacted material has been filed separately with the Securities and Exchange Commission.

Table of Contents

MASTER AGREEMENT FOR PROFESSIONAL SERVICES

This Master Agreement for Professional Services ("Agreement") is made as of March 13, 2009 and is entered into by JPMorgan Chase Bank, National Association ("JPMC"), with an office located at 270 Park Avenue, New York, NY 10017-2070, and M2 Systems Corporation ("Supplier"), a corporation having its principal place of business located at 2301 Maitland Center Parkway, Suite 240, Maitland Florida 32751.

1. Notice

Except as otherwise expressly provided in this Agreement and/or in a Schedule, whenever notice, demand or other communication shall or may be given to either party in connection with this Agreement and/or such Schedule, it shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested or by overnight express carrier, and shall be sent to the following addresses (or to such other address or addresses as may be from time to time hereinafter designated by the parties):

If to JPMC, to the address set forth in the applicable Schedule with a copy to:

If to JPMC:

JPMorgan Chase Bank, N.A.
Contract Management
OH1-0638
1111 Polaris Parkway, Suite 1N
Columbus, Ohio 43240-0638
Reference: Contract ID No. CW 294237
Fax: (614) 213-9455

With a copy to:

JPMorgan Chase Bank, N.A.
Legal Department
NY1-A425
One Chase Manhattan Plaza, 25th Floor
New York, NY 10081
Attention: Workflow Manager
Reference: Contract ID No. CW 294237
Fax: (212) 383-0800

If to Supplier:

M2 Systems Corporation
2301 Maitland Center Parkway
Suite 240
Maitland Florida 32751
Att: President
407 551 1300

Notice shall be effective upon receipt.

2. Facsimile Copies

The parties agree that facsimiles of fully-executed copies of this Agreement and any Schedules shall be deemed originals for all purposes in connection herewith. All such facsimiles shall be sent to the following facsimile numbers (or to such other facsimile number or numbers as may be from time to time hereinafter designated in writing by the parties):

If to JPMC: [redacted]

If to Supplier: [redacted]

3. Standard Terms and Condition

The attached "Standard Terms and Conditions for Master Agreement for Professional Services " shall be deemed to be incorporated by reference into each and every agreement for professional type services between the parties entered into during the term hereof via a Schedule, without regard to an express reference therein and speaking as of the Effective Date of that Schedule. If an incorporating reference is desired but omitted for any reason, such omission may be remedied at any time by either party to the Schedule, without additional consideration therefore, as of the Effective Date of that Schedule.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date of this Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By [signature]

Name Daniel Coelma

Title VP - SPS

M2 SYSTEMS CORPORATION

By [signature]

Name Joseph W Adams

Title President + CEO

jwa

STANDARD TERMS AND CONDITIONS
FOR
MASTER AGREEMENT FOR PROFESSIONAL SERVICES

1. Definitions

"Affiliate" of a party means any third-party that, either directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the party specified, including any third-party that conforms to such definition as of the Effective Date of the Agreement as well as any third-party that conforms to the definition anytime thereafter.

"Agreement" means this agreement for the provision of professional services, including the work schedules attached hereto ("Schedules") and any exhibits ("Exhibits"), that are attached hereto as of the Effective Date of the Agreement or that are subsequently signed by the parties and reference this Agreement.

"Applicable Country" means any country where Personal Information is gathered, stored or processed.

"Applicable Laws" means all applicable foreign (including European Union and similar associations) and United States Federal, state and local laws, rules, agency actions and regulations, Directives, policies, and all changes, supplements or replacements thereto and interpretations thereof that relate to the Services or which govern the respective businesses of Supplier or JPMC.

"Business Day" means Monday through Friday, excluding any JPMC holidays, whether or not capitalized in this Agreement.

"Confidential Information" means with respect to:

A. JPMC: all non-public information disclosed (whether in writing, orally or by another means) by or through JPMC, or its Affiliates, or their respective employees, agents, consultants, auditors, accountants, examiners or attorneys, to Supplier, or its Affiliates, or their respective personnel, agents, authorized representatives or subcontractors by reason of the relationship established by this Agreement as well as all non-public information which is learned by Supplier or its Affiliates, or their respective personnel, agents, authorized representatives or subcontractors by reason of such relationship without JPMC's or its Affiliates, or their respective employees', agents', consultants', auditors', accountants', examiners' or attorneys' intentional disclosure of such information. Such information includes (i) all JPMC software (regardless of its state of completion or form of recordation), specifications, documentation and Work Product; (ii) Personal Information; (iii) information expressly or implicitly marked or disclosed as confidential, including all forms and types of financial, economic, business, security related, scientific, technical, or engineering information including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing; (iv) information traditionally recognized as proprietary trade secrets; (v) all other trade secret, confidential or proprietary Information and documentation of JPMC, of entities with which JPMC contracts or its customers, prospective customers, employees, directors, outside directors, retirees and their respective spouses and families (whether or not it is designated as such), including information which is not permitted to be disclosed to third parties under Applicable Laws; and (vi) all copies of

any of the foregoing or any materials that contain, are derived from or reflect any of the foregoing.

B. Supplier: all non-public information disclosed (whether in writing, orally or by another means) by or through Supplier, or its Affiliates, or their respective employees, agents, consultants, auditors, accountants, examiners or attorneys, to JPMC, or its Affiliates, or their respective personnel, agents, authorized representatives or subcontractors by reason of the relationship established by this Agreement as well as all non-public information which is learned by JPMC or its Affiliates, or their respective personnel, agents, authorized representatives or subcontractors by reason of such relationship without Supplier's or its Affiliates, or their respective employees', agents', consultants', auditors', accountants', examiners' or attorneys' intentional disclosure of such information. Such information includes (i) all Supplier software (regardless of its state of completion or form of recordation), specifications, and documentation other than software, specifications and documentation that is Work Product; (ii) information expressly or implicitly marked or disclosed as confidential, including all forms and types of financial, economic, business, security related, scientific, technical, or engineering information including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing; (iii) information traditionally recognized as proprietary trade secrets; (iv) all other trade secret, confidential or proprietary information and documentation of Supplier, of entities with which Supplier contracts or its customers, prospective customers, employees, directors, outside directors, retirees and their respective spouses and families (whether or not it is designated as such) including information which is not permitted to be disclosed to third parties under Applicable Laws; and (v) all copies of any of the foregoing or any materials that contain, are derived from or reflect any of the foregoing.

C. Each party: the specific terms of this Agreement.

"Control" of an entity means that the specified party, directly or indirectly, has the power to direct or cause the direction of the management and policies of that entity through the ownership of voting securities, by contract or otherwise.

"Days" means calendar days, whether or not capitalized in this Agreement.

"Deliverables" means the Work Product and goods and licensed materials delivered pursuant to this Agreement (other than Supplier Tools).

"Destructive Elements" means all acts, omissions, computer instructions or code (i) intentionally designed to disrupt, disable, alter, damage, interfere, harm, or otherwise access, remove or impede in any unauthorized manner, including aesthetical disruptions or distortions, (A) JPMC Confidential Information, (B) the Deliverables, (C) Supplier software, or (D) Supplier machines and equipment (sometimes referred to as "viruses" or "worms"), (ii) that would disable or impair the operation of (A) the Services, (B) JPMC software or (C) Supplier software, based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as "timebombs", "time locks", or "drop dead" devices), (iii) that would permit Supplier or any Subcontractor or any other third party to cause disablement or impairment of the Deliverables (sometimes referred to as "traps", "access codes" or "trap door" devices) or (iv) which contains any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause such

programs to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

"Documentation" means all operator and user manuals, training materials, guides, listings, functional and technical specifications and any revisions or additions to such documents relating to the Services.

"Effective Date" means with reference to (i) this Agreement, the date first set forth above upon which this Agreement becomes binding and enforceable and (ii) a particular Schedule, the date first set forth in that Schedule upon which the Schedule becomes binding and enforceable.

"Electronic Payment Processing Program" means any JPMC electronic payment processing program whereby participating Supplier Personnel record billable time directly into the program's system and JPMC pays for Services based on such billable time that is approved by JPMC, without receiving invoices from Supplier.

"Fixed Price Amount" means the mutually agreed upon fixed dollar amount that JPMC will pay to Supplier upon Acceptance of the Deliverables for a Schedule based upon a Fixed Price Amount.

"Force Majeure Event" means fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts, electrical, telecommunications or labor difficulties or any other cause beyond the reasonable control or anticipation of a party.

"Force Majeure Event Waiting Period" means seven (7) consecutive Days after the commencement of a Force Majeure Event.

"Include" and its derivatives means "including without limitation", whether or not capitalized in this Agreement.

"Intellectual Property Rights" means all intellectual property rights or proprietary rights, including copyright rights (including rights in audiovisual works), moral rights, trademark rights (including logos, slogans, domain names, trade names, and service marks), patent rights (including patent applications and disclosures), know-how, inventions, proprietary computer programs and software, rights of priority and trade secret rights, recognized in any country or jurisdiction in the world.

"JPMC Data" means all data and information about JPMC businesses, customers (current, former or prospective), employees, operations, facilities, products, markets, assets or finances that Supplier obtains, creates, generates, collects or processes in connection with providing the Services, and all Intellectual Property Rights in that data and information.

"Loss" or "Losses" means all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable fees, expenses and disbursements of attorneys, accountants and other experts and professionals, and costs, fees and expenses of investigation, litigation or other proceedings of any claim, default or assessment, settlement, judgment, interest, court costs and penalties) paid or payable to a third party.

"Personal Information" means all information, in any form, provided to Supplier, by or on behalf of JPMC, that alone, or in combination with other information (a) uniquely identifies a current, former or prospective director, outside director, officer, employee, supplier, retiree or customer of JPMC, or their respective spouses or families (e.g., names, addresses, telephone numbers, proprietary information concerning accounts, financial standing, investment holdings and other financial data compiled by or for JPMC and/or provided by such parties, specific financial needs and requirements with respect to investment, financial position and standing, leads, referrals and references to such parties, holding book

or customer book pages, assets and obligations carried in accounts of customers, etc.) or (b) is considered "sensitive personal data", such as political opinions, ethnicity, religious beliefs or information related to the physical or mental health of a current, former or prospective director, outside director, officer, employee, retiree or customer of JPMC, or their respective spouses or families; or as otherwise defined under Applicable Laws, including copies of such information or materials derived from such information and information in respect of which a duty of confidence or secrecy is owed to customers or other contacts of JPMC (including "nonpublic personal information" as defined under the Gramm-Leach-Bliley Act (15 U.S.C. §6801 et seq.) and "protected health information" as defined under the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d)).

"Professional Services Rate" means the fixed labor rate per pay period (e.g., hourly or daily) applicable to each Supplier Personnel member for a Schedule based upon a Professional Services Rate that JPMC will pay to Supplier upon Acceptance of the applicable Deliverables for such Schedule.

"Regulators" or "Regulatory Authority" means the foreign and United States federal, state and local agencies, courts, regulatory authorities and other governmental bodies that have jurisdiction over the Services and/or audit, inspect or examine JPMC's compliance with Applicable Laws.

"Schedule" means (a) a separate document (including statements of work, and related exhibits) that is signed by JPMC or a JPMC Affiliate and Supplier or (b) a JPMC written or electronic schedule or purchase order that is authorized by JPMC or a JPMC Affiliate under this Agreement and that is accepted by Supplier.

"Services" means the services performed under this Agreement including the Deliverables.

"Subcontractor" means any third party engaged by Supplier to provide the Services or any part thereof.

"Supplier Personnel" means, collectively, and singularly, each employee or independent contractor of Supplier providing the Services and each employee or independent contractor of any Subcontractor providing the Services.

"Supplier Tools" means certain knowledge, techniques, procedures, routines and methods that are pre-existing as of Effective Date of the applicable Schedule and used in the provision of the Services which have been developed by Supplier or a Subcontractor in its regular course of business, including all Intellectual Property Rights therein, and in any event that do not constitute Deliverables.

"UCITA" means any version of the Uniform Computer Information Transactions Act and any substantially similar law.

"Work Product" means the following in any form or media developed, whether now existing or which shall be invented in the future, in whole or in part, whether complete or incomplete, including copies thereof, by or on behalf of Supplier pursuant to a Schedule together with all related Intellectual Property Rights: (i) formulae, algorithms, processes, procedures and methods; (ii) designs, ideas, concepts, research, discoveries, inventions (whether or not patentable or reduced to practice) and invention disclosures; (iii) know-how, trade secrets and proprietary information and methodologies; (iv) technology; (v) computer software (in both object and source code form); (vi) databases; (vii) expressions, works and factual and other compilations; (viii) protocols and specifications; (ix) visual, audio and audiovisual works (including art, illustrations, graphics, images, music, sound effects, recordings, lyrics, narration, text, animation, characters, designs and all other audio, visual, audiovisual and textual content); and (x) records of each of the foregoing, including Documentation, design

documents and analyses, studies, programming tools, plans, models, flow charts, reports, letters, memoranda and drawings

2. **Scope of the Agreement**

- This Agreement sets forth the terms and conditions pursuant to which JPMC, or a JPMC Affiliate, as the case may be, may from time-to-time purchase Services pursuant to a Schedule. JPMC or any of its Affiliates may enter into Schedules. Each Schedule will be a separate agreement between Supplier and the JPMC Affiliate that enters into the Schedule. All references to "JPMC" in this Agreement will be deemed references to JPMC or the JPMC Affiliate that entered into the Schedule as the case may be.

- Notwithstanding the foregoing, JPMC may from time-to-time purchase Services for or on behalf of a JPMC Affiliate. In such event, JPMC shall be deemed to do so as an agent of the JPMC Affiliate even though such agency relationship may not be indicated in the Schedule. The JPMC Affiliate for which JPMC so acts as agent (and not JPMC) shall be responsible for the performance of, and shall be liable for, all obligations under such Schedule. In no event shall JPMC be deemed to be a guarantor of, or otherwise liable for any performance or payment obligation of a JPMC Affiliate under any Schedule signed by a JPMC Affiliate or signed by JPMC for or on behalf of a JPMC Affiliate.

- By entering into this Agreement with Supplier, no JPMC Affiliate is obligated in any way to purchase any quantity of Services or order any specific dollar volume of Services whatsoever.

- Except as otherwise agreed to in writing by JPMC and Supplier (i) the JPMC Affiliate located outside of the United States will purchase Services directly from the Supplier entity in the applicable country, (ii) the Supplier entity in the applicable country will supply the Services and invoice such JPMC Affiliate in local currency and (iii) such JPMC Affiliate will pay the Supplier entity in the applicable country in local currency. JPMC and Supplier acknowledge and agree that outside of the United States, the purchase of Services may be subject to mutually acceptable country unique terms and conditions which may amend or supplement this Agreement. Any such country unique terms and conditions will be set forth in addenda to this Agreement as appropriate, agreement to which by the parties shall not be unreasonably withheld.

3. **Project Management**

A. JPMC shall designate in each Schedule a project manager ("JPMC Project Manager") who shall have overall responsibility for coordination of the Services with JPMC employees, agents and consultants. If applicable, the Schedule will also identify an individual within Supplier's organization who shall have overall responsibility for decision-making and managing Supplier Personnel assigned to the Schedule ("Supplier Project Manager"). The applicable JPMC Project Manager and the applicable Supplier Project Manager will serve as the parties' respective points of contact for the applicable Schedule.

B. To the extent requested by JPMC, the JPMC Project Manager and the Supplier Project Manager will communicate on a frequent basis (but not less than quarterly) to review Supplier's performance and address any related concerns and questions of JPMC.

C. Supplier shall promptly contact the applicable JPMC Project Manager upon discovery of any problem that will materially delay the provision of the Services under a Schedule. The applicable Supplier Project Manager shall confirm such report in writing if requested to do so by the applicable JPMC Project Manager.

4. Services

The provision of the Services shall be governed by the terms and conditions set forth in this Agreement and such additional terms and conditions contained in the applicable Schedule. The Services shall be described in each Schedule. Supplier understands that the prompt provision of the Services is required to enable JPMC to meet its time frames and commitments and that Supplier shall adhere to the work and staffing scheduling described in each Schedule. If a Schedule describes Services in a general or summary manner, the Services will include not only the services expressly described but also those services that are an inherent, necessary or customary part of those services expressly described.

5. Change in Scope of Work

Any material additions, revisions or adjustments to the Services, including cost, period for provision of the Services or delivery dates, will be effected only pursuant to a written order signed by an authorized representative of both parties. If JPMC initiates a change order request, Supplier will promptly respond to such request in writing. If Supplier initiates a change order request, JPMC will promptly respond to such request in writing.

6. Period of Provision of Services; Delivery; Installation and Training

. The start date and completion date for Supplier's provision of the Services will be specified in each Schedule. Supplier will begin providing the Services on the start date specified in the applicable Schedule. If the Schedule does not specify a start date, Supplier will begin providing the Services on the applicable Effective Date of that Schedule. Supplier will deliver the Services to be provided under any Schedule in the quantities, on the date(s) and to the location(s) specified in that Schedule, if any, and, if so provided in the applicable Schedule, install the Services in the quantities, at the locations and on or before the date(s) specified in the applicable Schedule. If the Schedule does not specify completion date(s) for the provision of the Services, Supplier will provide the Services in at least a timely manner as determined by JPMC. If Supplier fails to provide, and if applicable install, the Services as provided herein and in the applicable Schedule, JPMC may, at its option: (i) extend the required date(s) for providing the Services or (ii) terminate the applicable Schedule(s), in whole or in part, and receive from Supplier a complete refund of all amounts paid by JPMC in connection with the terminated Schedule(s).

B. Intentionally left blank.

C If JPMC's failure to perform any of its obligations within the timeframes set forth in this Agreement or any Schedule prevents Supplier from timely performing its obligations, then the relevant date(s) of Supplier's performance will be extended by an amount equal to the delay caused by JPMC's failure to perform. The provisions of this <u>Section 6.C</u> will apply only if Supplier (i) notifies JPMC promptly (but not more than seven (7) Days) after the occurrence of an event that constitutes a delay caused by JPMC under this <u>Section 6.C</u> and (ii) uses commercially reasonable efforts to perform notwithstanding JPMC's failure to perform.

D. Before Supplier provides any Deliverable, Supplier will:

(i) Verify that the Deliverable is in full compliance with all applicable specifications, including functional, performance and operational characteristics described in this Agreement, the applicable Schedule and/or Supplier's proposals, Documentation or other written information, about the Deliverable ("Compliance"). Upon JPMC's request, Supplier will permit JPMC and its designees to observe that verification and obtain a report of all results; and

(ii) Perform the following Destructive Elements preventative and diagnostic procedures:

(a) When installation of the Deliverables is Supplier's responsibility, Supplier will ensure that all software Deliverables are tested using a Destructive Elements-scanning program reasonably acceptable to JPMC. If in doing so Supplier finds that any software Deliverable is not Destructive Elements free, Supplier will replace the software Deliverable with a software Deliverable that is Destructive Elements free. Supplier will also scan all diagnostic diskettes used during any configuration or installation process and will ensure that such diskettes are also Destructive Elements free; and

(b) Supplier will also ensure that all equipment configurations to be furnished under this Agreement are tested using a Destructive Elements-scanning program reasonably acceptable to JPMC.

7. **Compensation for Services; Taxes**

A. **Compensation for Services Generally.**

( ) JPMC agrees to pay Supplier for Services rendered in accordance with the fee schedule set forth in the applicable Schedule ("Fee Schedule"). Unless otherwise expressly stated in a Schedule, payment for Services will be based on the Professional Services Rate and/or the Fixed Price Amount set forth in the relevant Schedule. The Professional Services Rate, Fixed Price Amount and all other fees set forth in a Schedule (a) shall not be subject to increase during the period of provision of Services of such Schedule including if Supplier elects to upgrade any Supplier Personnel regardless of what is contained in the applicable Schedule and (b) shall be expressed in United States Dollars unless otherwise expressly provided in such Schedule.

(ii) Except as otherwise expressly agreed to in a Schedule, JPMC shall not be obligated to make payment for any Services in excess of the rates set forth in the Maximum Rate Schedule attached hereto as Exhibit A (Maximum Rate Schedule).

(iii) For purposes of determining volume discounts and other benefits and bonuses made available by Supplier to JPMC: (a) all Schedules will be consolidated and the total amount of purchases under those Schedules will be used for determining volume discounts and other benefits and bonuses and (b) any software, hardware or other goods or services being provided by Supplier to JPMC and/or to any JPMC Affiliate as of the Effective Date of the Agreement will also be consolidated and the total amount of such purchases will also be used for determining volume discounts and other benefits and bonuses

(iv) Unless expressly stated otherwise in a Schedule (a) Services provided on the basis of a Professional Services Rate will be invoiced monthly in arrears, (b) Services provided on the basis of a Fixed Price Amount will be invoiced upon Acceptance (as such term is

defined herein) of the applicable Deliverables or in accordance with scheduled milestones as set forth in the Schedule and (c) the payment terms for each invoice are net thirty (30) Days from receipt by JPMC of a correct and undisputed invoice. JPMC will not withhold or delay payment unreasonably due to its internal purchase order approval process. JPMC will have no obligation to pay any charges and expenses that Supplier fails to invoice to JPMC within one hundred-twenty (120) Days after the last day the charges or expenses to which such invoice pertains were incurred.

(v) Each invoice shall be in a form acceptable to JPMC, shall reference this Contract ID Number and the applicable Schedule number and specify in reasonable detail the work performed, the period or milestone(s) for which compensation is sought, the dates when each Deliverable was provided and the taxing jurisdiction(s) in which each Deliverable was provided. Each invoice shall be sent to JPMC at the "Bill to Address" set forth in the applicable Schedule. Specifically, invoices for:

(d) licensed materials or goods, will also include (1) the name and description of the product, (2) the part number or other identifier of the product, (3) the quantity of product being licensed or purchased, (4) the unit price for the product and (5) the total dollar amount owed.

(d) services, will also include, if applicable, (1) a brief description of the Services provided, (2) the quantity of hours worked, (3) personnel identifier, hourly rates of each individual providing the Services, (4) the tasks performed, (5) the dates of performance, (6) the service code number or other identifier for the Services (if any) and (7) the total dollar amount owed

(vi) Supplier shall provide JPMC with sufficient details to allow JPMC to verify all fees and if applicable, expenses, to satisfy JPMC's internal accounting requirements including time sheets for services provided on the basis of a Professional Services Rate with cumulative figures for previous periods and, if authorized by the applicable Schedule, usual expense receipts and justifications for authorized expenses.

(vii) If payment under this Agreement is, in whole or in part, based on a Professional Services Rate, no payment shall be made by JPMC for training of Supplier Personnel or travel time spent by Supplier Personnel, except with JPMC express prior written consent. In no event shall charges for the preparation and/or presentation of Supplier bid proposals be paid by JPMC. Notwithstanding the foregoing, Supplier may charge JPMC the rates set forth in Exhibit ____ for any assistance Supplier is requested, in writing, to provide to JPMC in connection with JPMC's preparation of a bid proposal.

(viii) Unless expressly authorized in a Schedule, Supplier assumes all costs associated with out-of-pocket expenses including all costs and expenses associated with meals, lodging, transportation and any other personal expenses in connection with each Schedule ("Out-of-Pocket Expenses"). When a Schedule expressly provides for JPMC reimbursement of Out-of-Pocket Expenses such reimbursement shall be: (a) in accordance with JPMC's then-current published policies governing travel and associated business expenses, current copies of which Supplier hereby acknowledges receipt of; (b) at the cost and expense actually incurred without mark-up, less any refunds, rebates, discounts or the like, regardless of timing or nature (collectively, "Rebate") (and should JPMC pay any expenses for which Supplier later receives a Rebate, Supplier will promptly refund to JPMC the amount of such Rebate); and (c) limited to a maximum amount equal to ten

percent (10%) of the total fees payable under such Schedule unless a different maximum amount is expressly set forth in the applicable Schedule.

(ix) The parties may agree in a Schedule upon credits to be granted by Supplier if Supplier fails to perform in the manner described in such Schedule. Supplier will pay JPMC any applicable credits specified in the applicable Schedule. These credits will be deemed to be price reductions reflecting a diminution in the value of the Deliverables as a result of Supplier's failure, rather than liquidated damages or a penalty. Any credits due to JPMC will be applied on the next invoice for the applicable Schedule against amounts then due and owing. If any credit is due to JPMC after the termination or expiration of the applicable Schedule, Supplier will pay the amount of the credit to JPMC within thirty (30) Days after the credit accrues. All credits will be credited or paid in the same currency in which the initial payment was made. JPMC will have the right to set off amounts owed by Supplier or any of its Affiliatesto JPMC against amounts payable under this Agreement.

(a) In the event of a good faith dispute with regard to an item appearing on an invoice, JPMC may withhold the disputed amount while the parties attempt to resolve the dispute in accordance with <u>Section 34</u> of this Agreement (Dispute Resolution). JPMC's withholding of that payment will not constitute a breach of this Agreement or be grounds for Supplier to suspend its provision of Deliverables.

(xi) Supplier will treat JPMorgan Chase & Co. as Supplier's [redacted]

B. Electronic Payment Processing Program.

(i) The provisions of this <u>Section 7.C</u>. shall apply if at anytime Supplier is required by JPMC to participate in the Electronic Payment Processing Program.

(ii) Supplier Personnel who are participating in the Electronic Payment Processing Program and working on engagements where payment is based in whole or in part on a Professional Services Rate shall (a) maintain profile data and record time worked by means of the Electronic Payment Processing Program system, (b) complete and submit by means of the Electronic Payment Processing Program system one (1) weekly electronic time card for approval by the date and time as required and communicated by JPMC for each prior calendar week worked. Supplier agrees not to submit any hard copy invoices relating to the Services processed through the Electronic Payment Processing Program unless otherwise directed by JPMC.

(iii) With respect to such Supplier Personnel who are participating in the Electronic Payment Processing Program, time records prepared and approved by such Supplier Personnel and

JPMC and delivered to Supplier shall be deemed to be the final and conclusive record of time spent by such Supplier Personnel in their provision of the Services. All such records shall be handled and subject to verification by JPMC as set forth in this Agreement.

D. Taxes.

(a) Supplier shall be responsible for any sales, service, value-added, use, excise, consumption and any other taxes and duties on the goods or services it purchases or consumes or uses in providing the Services, including taxes imposed on Supplier's acquisition or use of such goods or services.

(b) Unless JPMC provides Supplier with a valid and applicable exemption certificate, JPMC will reimburse the Supplier for sales, use, excise, services, consumption and other taxes or duties (excluding value-added tax) that the Supplier is permitted or required to collect from the JPMC and which are assessed on the purchase, license and/or supply of Services and for which Supplier invoices JPMC before the expiration of the later of the applicable JPMC's or Supplier's statutory period for assessment of deficiencies. JPMC will not be responsible for any penalties related to the tax obligations of Supplier unless such penalties accrue solely based on the actions or inactions of JPMC despite reasonable notice from Supplier. Supplier will be responsible for remitting applicable taxes on a timely basis. If JPMC should pay any tax to Supplier and if it is later held that that tax was not due, Supplier will refund the amount paid to JPMC, together with all related interest.

(c) JPMC and Supplier (for itself and its agents, representatives and Subcontractors) shall each bear sole responsibility for all taxes, assessments and other real property related levies on its owned or leased real property, personal property (including software), franchise and privilege taxes on its business, and taxes based on its net income or gross receipts. Supplier's Personnel shall not be considered employees of JPMC by reason of their provision of Services under this Agreement and Supplier shall bear sole responsibility for all payroll and employment taxes relating to Supplier's Personnel.

(d) Any additional sales/use taxes assessed on Supplier's provision of Services resulting from Supplier's change in location from the location originally contemplated pursuant to the Schedule or which results from the relocation or redirection of the delivery, including temporary storage, of such Services, either of which is made for the Supplier's convenience, will be paid by Supplier.

(e) JPMC may deduct withholding taxes, if any, from payments to Supplier where required under Applicable Law. JPMC shall, at Supplier's written request, provide Supplier with appropriate receipts for any taxes so withheld to the extent that JPMC has received such receipts from the applicable taxing authority.

(f) JPMC and Supplier shall cooperate to segregate the charges and fees payable hereunder into taxable and nontaxable categories to minimize sales, use and excise taxes. Where required by law to support the taxable and nontaxable classification, Supplier shall separately state on its invoices the portion of the fees which are and are not subject to any sales, use or excise taxes Supplier is collecting from JPMC, together with the amount of such taxes.

(g) If applicable, for all Services delivered, installed and/or performed, as the case may be, at certain JPMC locations described in the letter from the New York City Industrial Development

Agency ("IDA"), a current copy of which Supplier hereby acknowledges receipt, JPMC shall be deemed to have ordered such Services in its own name as agent for the IDA for the purposes of qualifying for exemption from New York State and New York City sales and use taxes.

(h) JPMC and Supplier shall reasonably cooperate to more accurately determine each party's tax liability and to minimize such liability to the extent legally permissible. JPMC and Supplier shall provide and make available to the other party any certificates or information reasonably requested by such other party. If either party is assessed a deficiency for taxes, which are the responsibility of the other party pursuant to this Agreement, the assessed party will make a reasonable effort to notify the responsible party of such assessment. Each party also will have the right to challenge the imposition of taxes for which it is financially responsible under this Agreement or if necessary, to request the other party to challenge the imposition of such taxes. If either party requests the other party to challenge the imposition of any tax, such request will not be unreasonably denied, providing that the requesting party will be responsible for all fines, penalties, interest, additions to taxes or similar liabilities imposed in connection therewith plus any legal fees and other expenses related to such challenge. Each party will be entitled to any tax refunds or rebates granted, including any interest paid thereon, to the extent such refunds or rebates are of taxes that were paid by it.

8. **Supplier Personnel**

A. Supplier shall be solely and entirely responsible for Supplier's acts (and those of Supplier Personnel) of unlawful, gross negligence, woeful misconduct , while this Agreement is in effect, even if a Supplier Personnel member is not acting within the scope of his or her employment.

B. As a participant in a highly regulated industry, JPMC has certain requirements (as may be amended from time to time by JPMC, (the "JPMC Requirements") that will apply to Designated Supplier Personnel. "Designated Supplier Personnel" are (i) Supplier Personnel that are assigned to provide Services on-site at a JPMorgan Chase & Co. location and that will receive a JPMorgan Chase & Co. identification access badge; (ii) Supplier Personnel that JPMC identifies as having access to sensitive data or systems of JPMorgan Chase & Co. whether or not such Supplier Personnel are working on-site at a JPMorgan Chase & Co. location or off-site; or (iii) Supplier Personnel who have access to JPMorgan Chase & Co.'s networks or other computer systems whether or not such Supplier Personnel are working on-site at a JPMorgan Chase & Co. location or off-site. Supplier shall comply with all JPMC Requirements (where permitted by Applicable Law) and agrees that all assignments of Designated Supplier Personnel made pursuant to this Agreement or any applicable Schedule shall be made in accordance with the JPMC Requirements.

C. Any Designated Supplier Personnel who do not successfully meet or comply with any of the then-current JPMC Requirements shall not be assigned, or if applicable, shall not continue in an assignment, to provide Services to JPMC and Supplier shall promptly replace such Supplier Personnel at no additional charge to JPMC; provided, however, such failure to meet or comply with the applicable JPMC Requirements shall not affect such individual's eligibility for employment with Supplier or any Supplier Subcontractor, as the case may be.

D. The JPMC Requirements require that on or before the first day of the assignment, all Designated Supplier Personnel:

(a) Accurately complete, sign and submit to supplier a JPMC Pre-Assignment Statement (a current copy of which is attached hereto as the JPMC Pre-Assignment Statement Exhibit B). Supplier shall retain original signed copies of each executed JPMC Pre-Assignment Statement, and upon JPMC's request, Supplier shall promptly deliver to JPMC original signed copies of each such document. If any Designated Supplier Personnel answers questions three or four in the Pre-Assignment Statement in the affirmative, Supplier shall report this fact to JPMC prior to such Designated Supplier Personnel's first day of assignment for review and consideration by JPMC with the understanding that JPMC may require Supplier to assign different Supplier Personnel based on this information. The answers of all Designated Supplier Personnel to questions five and six of the Pre-Assignment Statement shall be reported to JPMC prior to such Designated Supplier Personnel's first day of assignment for use in conjunction with JPMC-administered background checks. JPMC may require Supplier to assign different Supplier Personnel based on this information.

(ii) Submit to fingerprinting (at a location designated by JPMC) in accordance with the then-current JPMC Fingerprinting Policy (a current copy of which is attached hereto as the JPMC Fingerprinting Policy Exhibit C); provided that if any fingerprints are not readable then the relevant Designated Supplier Personnel shall submit to an alternative form of background check as required by JPMorgan Chase & Co., all at JPMC's sole cost and expense;

(iii) Submit to such other background checks as JPMC may require;

(iv) Designated Supplier Personnel as identified by Supplier will submit to and successfully pass a drug test (administered by Supplier or a third party hired by Supplier, in each case at JPMC's sole cost and expense) that complies with the then-current JPMC Drug Testing Policy (a current copy of which is attached hereto as the JPMC Drug Testing Policy Exhibit D); and

(v) Agree to have his/her photograph taken.

D. Supplier alone shall be responsible for all payments due to Supplier Personnel, including (where applicable) wages, reimbursement of expenses, remittance to proper authorities of all required income and social security withholding taxes, unemployment insurance payments and taxes, disability insurance payments and taxes and all other wages, amounts or benefits owed or payable to, or on behalf of, such person. Supplier will be responsible for procuring, processing and handling all Supplier Personnel, including their salaries, wages and per diem and living allowances. In addition, Supplier shall take full responsibility for discharging all obligations imposed by Federal, state or local law, ordinance, regulation or order (now or hereafter in force) including Worker's Compensation Insurance payments, personnel customs duties, benefits under law or collective labor contracts, applying for and obtaining passports, visas and work permits required by the government of the country where services are to be performed, arranging medical examinations and inoculations and complying with all other immigration requirements of the country where Services are to be performed and for any Losses (including fines, penalties and costs) incurred by JPMC by virtue of Supplier's or a Subcontractor's failure to perform or properly perform such obligations.

E. Supplier represents, warrants and covenants that it will communicate to each Supplier Personnel member that he or she is not eligible for or entitled to participate in or be covered by, any employee benefit program or policy sponsored by or through JPMC, nor are Supplier Personnel eligible for, or entitled to, any form of compensation from JPMC or any benefits provided by JPMC to its employees (including group insurance, pension plan and savings plan benefits).

G. Nothing herein is intended to preclude Supplier's or Supplier Personnel's simultaneous or subsequent engagement by third parties, provided only that such services do not interfere with Supplier's or Supplier Personnel's obligations under this Agreement and are consistent with Supplier's and Supplier Personnel's duties of confidentiality and the proprietary rights provisions herein.

H. Supplier shall advise each Supplier Personnel member of his or her obligations and Supplier's obligations set forth in this **Section 8** and shall be responsible for each Supplier Personnel member's knowledge, understanding, agreement and compliance therewith.

I. The names and qualifications of each Supplier Personnel member for an applicable Schedule shall be set forth in such Schedule. All Supplier Personnel shall have sufficient knowledge and authority within Supplier's organization to assure that Supplier shall be responsive to JPMC's reasonable requests.

J. JPMC shall have the right to reject, remove or replace any Supplier Personnel member for any reason in JPMC's sole and absolute discretion. If JPMC rejects, removes and/or requests replacement of any Supplier Personnel member, Supplier shall, at Supplier's sole cost and expense, promptly remove and replace that individual in accordance with the provisions of this Agreement. In addition, except in those instates in which the rejection, removal or replacement of a Supplier Personnel member was initiated by JPMC without cause, if Supplier is required to replace any Supplier Personnel member, Supplier will provide the services of such replacement free of charge for the lesser period of (i) ten (10) Business Days or (ii) the duration that the replaced individual performed Services under the applicable Schedule.

K. Supplier agrees to notify JPMC immediately in the event that any Supplier Personnel ceases to work on behalf of Supplier with respect to the provision of the Services. Supplier's notice shall contain the name of the Supplier Personnel, the date of the cessation of the Services by such Supplier Personnel, the GID number for such Supplier Personnel, if applicable, information with respect to the systems, if any, to which such Supplier Personnel had access, and a list of all JPMC property, assets and equipment, if any, held by such Supplier Personnel ("JPMC Returnable Property"). Supplier will collect and secure all JPMC Returnable Property and will promptly return it to JPMC together with any identification cards, secure tokens and other access or status authorizations issued to such Personnel, or to Supplier for use by such Supplier Personnel.

9. Subcontractors

A. Supplier shall not use any Subcontractors to provide Services without JPMC prior written approval. If JPMC approves the use of any Subcontractors, the applicable Schedule shall expressly identify all Subcontractors to be used to provide Services pursuant to such Schedule. Supplier agrees and acknowledges that approval of any

Subcontractor by JPMC in each instance is conditioned upon Supplier's and Subcontractor's complete and timely compliance with the terms and conditions of the applicable subcontract entered into by and between Supplier and such Subcontractor. JPMC shall have the right to revoke such approval upon ten (10) Days notice to Supplier describing a reasonable basis for the revocation.

B. JPMC shall have the right in its discretion to review and approve in writing the subcontract entered into between Supplier and a Subcontractor but only as it relates to JPMC. Supplier shall not insert into any such subcontract any provision the effect of which would be to limit the ability of a Subcontractor to contract directly with JPMC and/or any of its Affiliates. Each subcontract between Supplier and any Subcontractor shall provide adequate protection to JPMC and, at a minimum, shall include the following provisions:

() A provision requiring the Subcontractor to protect JPMC Confidential Information in a manner substantially equivalent to that required of Supplier in Section 14 (Confidentiality; Personal Information; Data Handler Provisions) hereof,

() A provision in which Supplier agrees and acknowledges that JPMC shall not have any obligation to Subcontractor,

() An assignment to JPMC of all rights in and to all Work Product created by Subcontractor in accordance with Section 12 (Intellectual Property Rights) hereof, and

() Representation, warranty and covenant provisions substantially equivalent to those required of Supplier in Section 13 (Representations, Warranties and Covenants) hereof.

C. The use of any Subcontractor shall not release Supplier from its timely compliance with the terms of this Agreement. Supplier shall remain responsible for obligations performed by Subcontractors to the same extent as if such obligations were performed by Supplier. Supplier shall be solely responsible for all payments to Subcontractors.

10. Facilities, Assistance and Supplies

Except as expressly provided to the contrary in a Schedule, (A) Supplier shall provide, at Supplier's sole cost and expense, all supplies, equipment and facilities as may be required to provide the Services and (B) JPMC will not be required to provide any work space, equipment, materials, training, supervision or other assistance in connection with the Services. Notwithstanding the immediately foregoing sentence, if the nature of the Services to be provided under a Schedule reasonably requires Supplier to work on JPMC premises, or JPMC consents in writing to a request therefor, JPMC shall provide to Supplier such facilities, space, office supplies and support as may be reasonably required by the nature of such Services.

11. Term and Termination

A. The term of this Agreement shall be eighteen (18) months and shall commence on the Effective Date of the Agreement. Notwithstanding the foregoing, the Services shall be provided within the Period of Provision of Services specified in the applicable Schedule. A Schedule may state a term for that Schedule ("Schedule Term"). A Schedule that does not state a Schedule Term will be effective from the Effective Date of that Schedule until the termination of this Agreement, unless such Schedule is otherwise terminated in

accordance with the terms and conditions of this Agreement and/or the Schedule. Subject to good faith negotiations, JPMC will have the right to renew the Schedule Term for up to five (5) additional successive one (1) year renewal terms.

B. If JPMC breaches any material provision of a Schedule and fails to cure such breach within sixty (60) Days after Supplier notifies JPMC thereof in writing, Supplier may terminate the Schedule affected by such breach immediately by notifying JPMC thereof in writing. Notwithstanding anything to the contrary contained in this Agreement or any Schedule, if JPMC breaches payment terms in Section 7A (iv), and fails to cure such breach within fifteen (15) days after Supplier notifies JPMC thereof in writing then Supplier may terminate this Agreement by notifying JPMC thereof in writing.

C. If Supplier: (i) breaches any provision contained in Section 14 (Confidentiality; Personal Information; Data Handler Provisions) or Section 30 (Compliance with Laws) of this Agreement; (ii) breaches any material provision of this Agreement (other than those contained in Section 14 (Confidentiality; Personal Information; Data Handler Provisions) or Section 30 (Compliance with Laws)) or of any Schedule and fails to cure such breach within five (5) Days after JPMC notifies Supplier thereof; (iii) files for bankruptcy, (iv) becomes or is declared insolvent, (v) is the subject of any proceedings (not dismissed within five (5) Days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for that party, (vi) makes an assignment for the benefit of all or substantially all of its creditors, (vii) takes any corporate action for its winding-up, dissolution or administration, (viii) enters into an agreement for the extension or readjustment of substantially all of its obligations or (ix) recklessly or intentionally makes any material misstatement as to financial condition, JPMC, notwithstanding anything to the contrary contained in this Agreement or any Schedule, may terminate this Agreement or any one or more Schedules immediately by notifying Supplier thereof.

D. Notice of termination for breach as set forth in Sections 11.B and 11.C shall state the basis for such termination and the effective date thereof, which may be the date of notice.

D. Upon receipt of any termination notice, Supplier shall discontinue the provision of the Services on the date and to the extent specified in the notice. Unless expressly provided otherwise by a Schedule (i) for Services furnished on the basis of a Professional Services Rate, Supplier shall be paid for the Services rendered during performance hereunder up to the termination date specified in said notice pursuant to the Fee Schedule of the applicable Schedule, (ii) for Services furnished on the basis of a Fixed Price Amount, JPMC will pay to Supplier an amount determined by prorating the Fixed Price Amount otherwise due Supplier for Services rendered up to the termination date specified in said notice and (iii) in addition to other damages to which JPMC may be entitled, if any, JPMC will receive a refund of all fees paid in advance for Services not yet provided by Supplier as of the termination date specified in said notice.

G. Immediately upon (i) Supplier's complete provision of Services under a Schedule, (ii) the termination of this Agreement and/or any Schedule or (iii) any request by JPMC which may be made at any time (and in any event no later than fourteen (14) Days thereafter), Supplier shall deliver to JPMC any and all JPMC Confidential Information, identification cards, equipment, manuals, reports, tapes, disks, negatives, data, documentation, or written or other materials and copies thereof, either provided to Supplier or Supplier Personnel or created by Supplier in connection with the provision of the Services, and shall purge all copies and traces of same from

any storage location and/or media. Supplier shall retain no part or copy of any Work Product. Under the same conditions as those stated in Sections 11.G (i) and 11.G (ii) above, or upon Supplier's request under the same time frame as in Section 11.G (iii) above, JPMC shall return to Supplier such similar materials in JPMC's possession belonging to Supplier and which do not constitute Deliverables.

H. Upon a complete or partial termination of this Agreement or of any Schedule for any reason, if requested by JPMC, Supplier will continue to provide the applicable Services during the period commencing on the termination date specified in said notice of termination and for up to one hundred twenty (120) Days following the date of termination ("Transition Period"). During the Transition Period, Supplier will make available to JPMC all Services in accordance with the terms and conditions of this Agreement and the applicable Schedules and such other services as mutually agreed to by the parties in writing (collectively, "Transition Services") as are necessary to enable JPMC to obtain from another source, or provide for itself, services to substitute for or replace the applicable Services provided by Supplier under the applicable Schedules. Supplier will cooperate in good faith with JPMC and any new source selected by JPMC in the performance of its obligations under this Section 11.H and Supplier further agrees to work with JPMC and any new service provider in the development and carrying out of a transition plan as part of the Transition Services. If this Agreement or an applicable Schedule is terminated (i) pursuant to Section 11.C, the Transition Services will be provided to JPMC at no charge or (ii) pursuant to Sections 11.B, the Transition Services will be provided at Supplier's then-current rates).

12. Intellectual Property Rights

A. JPMC will own exclusively all Work Product. Supplier will and hereby does, without further consideration, assign to JPMC any and all right, title or interest that Supplier may now or hereafter possess in or to the Work Product. To the fullest extent permissible by applicable law, all copyrightable aspects of the Work Product will be considered "works made for hire" (as that term is used in Section 101 of the U.S. Copyright Act, as amended). Upon JPMC's request or upon termination of any Schedule, Supplier will provide to JPMC immediately the then-current versions of any Work Product not already in JPMC possession. Supplier shall retain no part or copy of any Work Product. If requested by JPMC, Supplier shall certify in writing its exacting compliance with the provisions of this Section 12.A..

B. Supplier will execute and deliver all documents and provide all testimony reasonably requested by JPMC to register and enforce any Intellectual Property Rights in the Work Product solely in the name of JPMC. Supplier irrevocably designates and appoints JPMC as its agent and attorney-in-fact to act for and on its behalf to execute, register and file any applications, and to do all other lawfully permitted acts, to further the registration, prosecution, issuance and enforcements of the Intellectual Property Rights in the Work Product with the same legal force and effect as if executed, registered and filed by Supplier.

C. Any computer software Work Product shall be accompanied by a copy of applicable commented source code and Documentation (if included as part of Schedule) to enable JPMC personnel to operate and replicate all applicable executables and data files, using

only such materials together with commercially available off-the-shelf tools and components.

D. Each Schedule shall expressly set forth the Supplier Tools that Supplier embeds in or provides with any Deliverable or that are otherwise used in connection with the Services applicable to such Schedule.

(i) Except as provided herein and/or in any Schedule, Supplier will retain ownership of all Supplier Tools; however, any Supplier Tools that Supplier embeds in or provides with any Deliverable or that are otherwise used in connection with the Services applicable to such Schedule and which are not expressly set forth in the applicable Schedule shall not constitute Supplier Tools but shall instead constitute and be deemed Work Product under such Schedule.

(ii) Supplier hereby grants to JPMC, and its respective successors and assigns, a perpetual, irrevocable, assignable, worldwide, fully-paid up, royalty-free, non-exclusive right and license to all Supplier Tools that Supplier embeds in or provides with any Deliverable or that are otherwise used in connection with the Services applicable to such Schedule to the extent required to fully and completely use and enjoy the Deliverables. The foregoing right and license includes the right to (a) store, use, reproduce, copy, modify, develop derivative works, license and sublicense (through multiple tiers), distribute, display, perform including publicly and/or digitally, display including publicly, import, offer for sale, sell, make, have made and transmit the Supplier Tools in any media now known or hereafter created, (b) designate third parties to exercise those rights and licenses on behalf of JPMC, and its respective successors and assigns and (c) sublicense, transfer or assign its right and license in connection with any assignment of the associated Deliverables and/or any Intellectual Property Rights therein.

E. Supplier will not, without the prior written consent of JPMC, provide to JPMC (i) any matter other than that for which Supplier has the right to grant the rights and licenses contained in <u>Section 12.D</u> above or (ii) any Deliverables that would require the use of any Intellectual Property Rights other than those licensed in <u>Section 12.D</u> above.

F. Supplier acknowledges and agrees that certain Deliverables may provide JPMC with a competitive advantage. With respect to any Deliverables that are identified in any Schedule as providing a competitive advantage to JPMC, Supplier will not develop or implement any similar or related works or services for any competitor of JPMC for a period of (i) six (6) months after Acceptance of those Deliverables or (ii) such other time period as may be set forth in the applicable Schedule, whichever is later.

G. Each Deliverable will be subject to acceptance by JPMC ("Acceptance") in accordance with this <u>Section 12.G</u> ("Acceptance Testing"). After a Deliverable has been delivered, installed and configured and is ready for production in JPMC's environment, Supplier will notify JPMC that the applicable Deliverable is ready for Acceptance Testing. JPMC will have forty-five (45) Days (or such other time period as may be agreed in writing by the parties) ("Acceptance Testing Period") to verify that each Deliverable is in accordance with the Acceptance Criteria (as such term is defined herein). Supplier will provide all reasonable assistance to JPMC in connection with Acceptance Testing. JPMC will perform iterative Acceptance Testing in connection with Supplier's phased releases of various components of each Deliverable. Final Acceptance Testing will not

be conducted until completion and delivery of all Deliverables pursuant to the applicable Schedule.

(i) Final Acceptance Testing will be based upon testing procedures sufficient to demonstrate that each Deliverable (a) meets the warranty requirements specified in this Agreement, (b) is in Compliance, (c) will, repetitively and consistently, on an appropriate variety of data and other input specified by JPMC, generate the required or specific output or reports without failure caused by the Deliverable, (d) will perform at acceptable levels required to support JPMC operating requirements, (e) will successfully complete a simulated "Day's processing in a Day" while exercising JPMC normal processing options and code entries within all major application modules, (f) will support in a manner consistent with JPMC requirements a volume stress test which will include all planned users entering and retrieving information in a normal, concurrent manner during the Acceptance Testing Period and (g) will successfully process two (2) simulated month end closes, if applicable. The criteria set forth in this Section 12.G (i) shall be hereinafter referenced as the "Acceptance Criteria".

(ii) The Acceptance Testing procedures will be determined by mutual written agreement of the parties before JPMC commences production use of each Deliverable but the Acceptance Testing will continue after commencement of production use of each Deliverable as appropriate to verify that the Deliverables meet all applicable requirements in a full production mode. Nothing in this Agreement shall be deemed to prevent JPMC from using any portion of the Deliverables in full production mode and any such use shall not alter, amend or modify any of Supplier's obligations pursuant to this Agreement.

(iii) Acceptance of the Deliverables shall only be effective after all Deliverables meet all Acceptance Criteria. If any Deliverable fails to meet any Acceptance Criteria, Supplier will promptly correct the Acceptance Criteria non-conformities and the Acceptance Testing will then be re-performed.

(iv) If JPMC determines that a Deliverable is not in compliance with all Acceptance Criteria, JPMC will describe to Supplier in reasonable detail why the Deliverable is not in compliance. Within five (5) Business Days (or such other time period as may be agreed upon in writing by the parties) after receipt of that description ("Correction Period"), Supplier will, at no additional cost to JPMC, render the Deliverable compliant with all Acceptance Criteria within the Correction Period. If Supplier fails to render the Deliverable compliant with all Acceptance Criteria within the Correction Period, JPMC may (a) extend the Correction Period to allow Supplier the opportunity to correct the Acceptance Criteria non-conformities and re-perform Acceptance Testing in accordance with the procedure set forth above, (b) accept the Deliverable and negotiate for lesser performance or (c) terminate the applicable Schedule (in whole or in part) on notice to Supplier, and return the affected Deliverables to Supplier, in which event Supplier shall promptly refund to JPMC all fees that were paid under the terminated Schedule, or portion of any fee attributable to the terminated portion thereof, as the case may be, and any other Deliverables that JPMC is unable to use as a consequence of the nonconformities.

(v) If JPMC determines that a Deliverable is in compliance with all Acceptance Criteria, JPMC will notify Supplier of its Acceptance. If JPMC does not notify

Supplier of its Acceptance or rejection within 45 days, the Deliverables will be deemed accepted. Acceptance does not waive any of JPMC rights to warranty and maintenance service for the Deliverable, even if JPMC knows of any deficiencies prior to Acceptance.

(vi) Notwithstanding the Acceptance Criteria, if a Deliverable is to be integrated with another Deliverable or product, Acceptance of the Deliverable will not be final until Supplier successfully integrates the Deliverable with the other Deliverable or product. For example, if Supplier is to provide a system consisting of multiple modules, Acceptance of any individual module will not be final until Acceptance all of the modules integrated together as a complete system. Furthermore, if Supplier is to deliver functional specifications and develop a product based upon such functional specifications, Acceptance of such functional specifications will not be final until Acceptance of the product.

13. Representations, Warranties and Covenants

A. Supplier represents, warrants and covenants that:

(iv) Supplier is a corporation, validly existing and in good standing under the laws of the State of Florida.

(ii) Supplier has: (a) taken all corporate action necessary (1) for the authorization, execution and delivery of this Agreement and each Schedule and (2) to make this Agreement and each Schedule a legal, valid and binding obligation of Supplier enforceable against Supplier and Supplier Personnel in accordance with its terms, (b) all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and (c) obtained and will maintain all rights, approvals and consents necessary to perform its obligations and grant all rights and licenses granted to JPMC under this Agreement and each Schedule.

(iii) No agreement or understanding with any third party interferes with or will interfere with Supplier's performance of it's obligations under this Agreement and each Schedule.

(iv) Supplier is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Supplier's ability to fulfill its obligations under this Agreement.

(v) Supplier shall perform its obligations pursuant to this Agreement in a manner that complies with all Applicable Laws (including identifying and procuring required permits, certificates, approvals and inspections).

(vi) Supplier's performance of its obligations pursuant to this Agreement shall not constitute (a) a violation of any judgment, order or decree; (b) a default under any material contract by which it or they are bound or (c) an event that would, with notice and/or lapse of time, constitute such a default.

(vii) Supplier shall not perform, or permit any Subcontractor to perform, its responsibilities under this Agreement with actual knowledge on the part of Supplier (or such Subcontractor, to the extent Supplier is aware of such

Subcontractor's knowledge), that the manner in which such responsibilities are performed would cause JPMC to be in violation of any Applicable Law.

(viii) Supplier has not disclosed and shall not disclose any JPMC Confidential Information.

(ix) Supplier and each Subcontractor shall perform its respective obligations under this Agreement in a manner that does not infringe, violate or misappropriate or constitute an infringement, violation or misappropriation of, any third party Intellectual Property Rights, and that no Deliverable will infringe, violate or misappropriate any third party Intellectual Property Rights.

(x) Supplier shall deliver to JPMC good and marketable title to the Work Product and goods, free and clear of any and all claims, liens and encumbrances.

(xi) Supplier shall perform the Services in accordance with any relevant third party vendor's, license, Documentation and recommendations.

(xii) Each Deliverable will be free from errors and defects in workmanship for a period of three (3) months after Acceptance thereof or such other period as set forth in the applicable Schedule ("Warranty Period"). Within ten (10) Days after JPMC informs Supplier that a Deliverable does not conform to this warranty, Supplier will, at its own expense, promptly replace the nonconforming Deliverable with a Deliverable that does so comply with this warranty, and that replacement will be considered a new Deliverable hereunder. If Supplier fails to do so within that period, JPMC may, at its option:

( ) Extend the correction period to allow Supplier the opportunity to correct the Acceptance Criteria non-conformities,

( ) Accept the Deliverable and negotiate for lesser performance, or

( ) Terminate the applicable Schedule (in whole or in part) on notice to Supplier and return the affected Deliverables to Supplier in which event Supplier shall promptly refund to JPMC all fees that were paid under the terminated Schedule or portion of any fee attributable to the terminated portion thereof, as the case may be, and any other Deliverables that JPMC is unable to use as a consequence of the nonconformities.

(xiii) No Destructive Elements shall be coded or introduced into any Deliverable, JPMC software, operating environment or other software or systems used to provide the Services. If any Destructive Elements are found to have been coded or introduced into any Deliverable, JPMC software, operating environment or other software or systems used to provide the Services, Supplier shall assist JPMC at no additional charge, in eliminating, correcting or reducing the effects of the Destructive Elements.

(xiv) Except if and to the extent expressly necessary for performance of warranty services, in no event will Supplier, its agents or employees or anyone acting on its behalf, disable or interfere, in whole or in part, with JPMC use of any Deliverables or any software, hardware, systems or data owned, utilized or held by JPMC or its customers without the express written permission of a corporate officer of JPMC, whether or not the disablement is in connection with any dispute between the parties or otherwise. Supplier understands that a breach of

this provision could cause substantial harm to JPMC and to numerous third parties having business relationships with JPMC.

(xv) All reports and tax returns (including employment and withholding taxes) of Supplier required, as a result of this Agreement, to be filed under all Applicable Law, shall be filed on a timely basis, and Supplier unless contesting such in good faith, shall promptly pay all governmental taxes, assessments, fees and other charges lawfully levied upon or assessed against it.

(xvi) Supplier owns or is authorized to use for its own benefit or the benefit of JPMC and JPMC customers all software, Supplier Tools, machines, equipment or Intellectual Property Rights delivered or used for the provision of Services pursuant to this Agreement and under any Schedule.

(xvii) Supplier will provide the Services (a) in a good, timely, efficient, professional, diligent and workmanlike manner using then-current technology, (b) using sufficient qualified members of Supplier Personnel who shall be adequately experienced and trained and fully familiar with the technology, processes and procedures to be used to deliver the Services, (c) with at least the degrees of accuracy, quality, care, skill, efficiency, completeness, timeliness and responsiveness as are equal to or higher than the accepted industry standards applicable to the provision of the same or similar services, (d) in accordance with applicable industry standards, practices and procedures and (e) in compliance with all Acceptance Criteria and the provisions of this Agreement and the applicable Schedules. If Supplier breaches this warranty, Supplier will promptly correct or cause the correction of the deficiencies giving rise to the breach without charge. If any breach substantially interferes with JPMC intended use of the Deliverables, Supplier will use diligent efforts to correct the deficiency within twenty-four (24) hours after Supplier learns of the deficiency (or such other correction period as may be set forth in the applicable Schedule). If any breach prevents or substantially interferes with JPMC ability to conduct that portion of its business pertaining to the Deliverables, Supplier will use diligent efforts to correct the deficiency within twenty-four (24) hours after Supplier learns of the deficiency (or such other correction period as may be set forth in the applicable Schedule).

(xviii) Supplier has not provided, and will not provide, to any JPMC employee or contractor any gift, gratuity, service or other inducement or favor to influence or reward that employee or contractor in connection with any Schedule. By way of example and for the avoidance of doubt, other than those of *de minimis* value, meals, tickets and gifts are considered inappropriate under this <u>Section 13.A (xviii)</u>. Supplier shall not, and Supplier shall ensure that each Supplier Personnel member does not, send unsolicited sales or marketing communications in email or any other medium to JPMC or any of its Affiliates or their respective employees, agents or contractors.

(xix) The Documentation will describe fully and accurately the features and functions of the version(s) of the Deliverables then in use by JPMC well enough to allow a reasonably skilled JPMC user to effectively use all of its features and functions without assistance from Supplier. If Supplier provides source code, the Documentation will also include all information that a reasonably skilled

programmer needs to maintain, modify and implement the applicable Deliverables without assistance from Supplier.

(xx) The Deliverables do not and will not contain any software covered by a GNU license or other "open source" license or other software which could compromise or interfere in any way with JPMC's proprietary rights in or to materials that may come into contact with such software. If Supplier fails to remedy (in whole or in part) any nonconformance to any of the warranties set forth in this Section 13.A(xx) within ten (10) Days notice, JPMC may at its option and without cost or liability, cancel (a) the applicable Schedule for the affected Deliverables and (b) any other Deliverables ordered by JPMC that JPMC is unable to use as a consequence of the nonconformity, including Supplier promptly de-installing and remove all affected Deliverables at Supplier's sole cost and expense, whereupon Supplier will promptly refund to JPMC all fees that were paid under the terminated Schedule, or portion of any fee attributable to the terminated portion thereof, as the case may be.

(xxi) In addition to its other representations and warranties set forth in this Agreement, Supplier will provide to JPMC the full benefit of all covenants, warranties, representations and indemnities granted to Supplier by third parties in connection with any Deliverables not manufactured or developed by Supplier.

B. EXCEPT AS SPECIFIED IN THIS AGREEMENT AND/OR IN ANY SCHEDULE, NEITHER JPMC NOR SUPPLIER MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE DELIVERABLES AND EACH PARTY EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

14. Confidentiality; Personal Information; Data Handler Provisions

A. Confidentiality Generally.

(i) From time to time in connection with this Agreement (a) JPMC may disclose JPMC's Confidential Information to Supplier and (b) Supplier may disclose Supplier's Confidential Information to JPMC. JPMC and Supplier each agree to treat the Confidential Information of the other as confidential and proprietary to the other party in accordance with the terms and conditions of this Agreement. The party providing Confidential Information, and JPMC Affiliates and Supplier's Affiliates, as applicable, shall be referred to as the "Transmitting Party" and the party receiving the Confidential Information, and JPMC Affiliates and Supplier's Affiliates, as applicable shall be referred to as the "Receiving Party".

(ii) Except as otherwise expressly permitted under this Agreement, the Receiving Party shall not (a) disclose, duplicate, copy, transmit or otherwise disseminate in any manner whatsoever any Confidential Information of the Transmitting Party; (b) use the Confidential Information of the Transmitting Party (1) for the Receiving Party's own benefit or that of any third party; (2) to the Transmitting Party's detriment or (3) for any purpose other than performance of this Agreement, (c) commercially exploit any Confidential Information of the Transmitting Party or (d) acquire any right in, or assert any lien against, the Confidential Information of the Transmitting Party.

(iii) The Receiving Party may disclose relevant aspects of the Transmitting Party's Confidential Information to the Receiving Party's directors, officers, consultants, agents, authorized representatives, subcontractors, employees, attorneys and accountants to the extent that such disclosure is necessary for the performance of the Receiving Party's obligations or the exercise of the Receiving Party's rights under this Agreement or on a need to know basis; provided, however, that:

(a) the Receiving Party shall take all reasonable measures to ensure that the Confidential Information of the Transmitting Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such directors, officers, consultants, agents, authorized representatives, subcontractors, employees, attorneys and accountants;

(b) the Receiving Party shall assume full responsibility for the acts or omissions of the parties receiving the Confidential Information from or through the Receiving Party; and

(c) before disclosing any Confidential Information of the Transmitting Party, all such persons receiving Confidential Information shall (1) if not employees of the Receiving Party or otherwise legally bound by reason of their professional relationship with the Receiving Party, be subject to a written confidentiality agreement with the Receiving Party consistent with the terms of this Section 14; (2) have a need to know such Confidential Information for performance related to this Agreement and (3) have been informed of the confidential nature of the Confidential Information.

(iv) The obligation to treat information as Confidential Information as provided by this Section 14 shall not apply to information which (a) was publicly available through no action of the Receiving Party in violation of this Agreement; (b) was in the Receiving Party's possession prior to disclosure by the Transmitting Party; (c) the Receiving Party can demonstrate to have been developed by the Receiving Party independently and without reference to any Confidential Information that the Transmitting Party has disclosed to the Receiving Party or (d) was obtained by the Receiving Party from third parties not known to the Receiving Party to be bound by an obligation of confidentiality to the Transmitting Party.

(v) Upon the expiration or earlier termination of this Agreement or of the applicable Schedule pursuant to which the Confidential Information was disclosed, or upon the Transmitting Party's earlier request, the Receiving Party, and its agents, authorized representatives and subcontractors, shall promptly give over to the Transmitting Party, all of the Transmitting Party's Confidential Information then in the Receiving Party's, its consultants', agents', authorized representatives', subcontractors' or employees' possession (excluding copies of such Confidential information as may be necessary to be retained by reason of legal, accounting or regulatory requirements). The Receiving Party, and its consultants, agents, authorized representatives, subcontractors and employees shall retain no part or copy of any of the Transmitting Party's Confidential Information (other than copies of such Confidential information as may be necessary to be retained by reason of legal, accounting or regulatory requirements) and, if requested in writing, the Receiving Party, and its agents, consultants, authorized representatives, subcontractors and employees, shall certify their respective compliance with the

foregoing provision. This Section 14.A(v) will not apply to any items licensed to JPMC pursuant to this Agreement.

(vi) The Receiving Party acknowledges that its obligations under this Agreement with regard to (a) trade secrets of the Transmitting Party shall remain in effect for as long as such information shall remain a trade secret under applicable law, (b) Personal Information shall remain in effect forever, without expiration and (c) all other Confidential Information of the Transmitting Party shall remain in effect for a period of ten (10) years after the expiration or earlier termination of this Agreement or the applicable Order to which such other Confidential Information pertains, whichever is later.

(vii) The Receiving Party acknowledges the competitive value and confidential nature of the Transmitting Party's Confidential Information and that disclosure thereof to any third party could be harmful to the Transmitting Party, competitively and otherwise. If the Receiving Party, or any party to whom the Receiving Party transmits the Confidential Information pursuant to this Agreement, becomes legally compelled to disclose any of the Confidential Information, the Receiving Party, to the extent permitted by law, shall provide the Transmitting Party with prompt notice so that the Transmitting Party may seek a protective order or other appropriate remedy and shall cooperate in seeking reasonable protective arrangements requested by the Transmitting Party. If such protective order or other remedy is not obtained, the Receiving Party shall furnish only that portion of the Confidential Information which, in the written opinion of its counsel, is legally required, and the Receiving Party shall exercise its reasonable best efforts to obtain reasonable assurance that confidential treatment will be accorded to the Confidential Information. JPMorgan Chase & Co. may disclose Supplier's Confidential Information to any bank regulatory authority having jurisdiction over JPMC and/or any JPMC Affiliate and requiring such Confidential Information and JPMC agrees to use reasonable commercial efforts to provide notice thereof to Supplier.

(viii) The Receiving Party acknowledges and agrees that (a) Section 34 (Dispute Resolution) of this Agreement will not apply to Confidential Information and (b) given the nature of the Confidential Information and the damage that may result to the Transmitting Party if information contained therein is disclosed to any third party in breach of the confidentiality obligations set forth in this Agreement, money damages may not be a sufficient remedy for any such breach by the Receiving Party, and that, in addition to all other remedies, the Transmitting Party may be entitled to specific performance and injunctive or other equitable relief as deemed proper or necessary by a court of competent jurisdiction as a remedy for any such breach, and the Receiving Party further agrees to waive any requirement for the securing or posting of any bond or giving any undertaking in connection with such remedy.

(ix) Except as otherwise expressly set forth in a Schedule, all JPMC Confidential Information shall be specifically segmented from information of any third parties and safeguarded in accordance with the terms and conditions set forth in this Agreement. Supplier bears the full and complete risk and liability for all loss, theft or destruction to any JPMC Confidential Information provided to Supplier or any Subcontractor.

(x) In the event of any unauthorized possession, use, knowledge, disclosure or attempt thereof with respect to any Confidential Information, or loss of, or inability to account for such Confidential Information, the Receiving Party shall to the extent permitted by law:

(a) notify the Transmitting Party promptly;

(b) promptly furnish to the Transmitting Party full details thereof, and use reasonable efforts to assist the Transmitting Party in investigating or preventing the recurrence thereof;

(c) use reasonable efforts to cooperate with the Transmitting Party in any litigation and investigation against third parties deemed necessary by the Transmitting Party to protect its proprietary rights in the Confidential Information; and

(d) promptly use all reasonable efforts to prevent a recurrence of the unauthorized act or attempt.

JPMC and Supplier, shall each bear their own respective costs incurred as a result of compliance with this Section 14.A(x).

B. Personal Information Specifically.

(i) In the event of a conflict or inconsistency between a provision of this Agreement applicable to Confidential Information on the one hand, and a provision of this Agreement applicable to Personal Information on the other hand, the latter will control to the extent of the conflict or inconsistency.

(ii) Notwithstanding anything in this Agreement or any Schedule to the contrary:

(a) Supplier will keep confidential and will not use or disclose to any party (including any Supplier Affiliate), any Personal Information, except as authorized in writing by JPMorgan Chase or as appropriate in connection with performance of it obligations in accordance with the terms and conditions set forth in this Agreement. Supplier will be provided with a copy of the JPMC privacy policy ("Privacy Policy") applicable to Personal Information and Supplier agrees that it will not act in a manner that is inconsistent with such Privacy Policy.

(b) Supplier will control access to Personal Information and, except as required by law or as otherwise expressly permitted by this Agreement, permit access only to individuals who need access in connection with this Agreement and will cause such individuals to maintain the confidentiality of Personal Information.

(c) As between JPMC and Supplier, Personal Information, and all applicable Intellectual Property Rights embodied in the Personal Information, shall remain the property of JPMC.

(d) Supplier will not use Personal Information to contact any person except if required by Applicable Law, provided that any such contact does not involve marketing or solicitation of products or services.

C. Data Handler Provisions.

(i) As between JPMC and Supplier, JPMC owns all JPMC Data. If Supplier obtains any rights in any JPMC Data, Supplier will assign those rights to JPMC. Supplier will waive, and will not assert, any liens or other encumbrances it obtains on any JPMC Data. Supplier will not withhold any JPMC Data as a means of resolving a dispute.

(ii) JPMC hereby grants Supplier a license to use the JPMC Data solely to perform Supplier's obligations to JPMC during a Schedule Term. JPMC reserves all other rights in the JPMC Data.

(iii) Supplier will promptly retrieve and deliver to JPMC a copy of all JPMC Data (or those portions specified by JPMC) in the format and on the media reasonably specified by JPMC (a) at any time upon JPMC request, (b) at the end of the applicable Schedule Term or (c) with respect to particular JPMC Data, at the time when that data is no longer required by Supplier to provide the Services. Supplier will keep and maintain JPMC Data in accordance with the record retention provisions of Section 41 hereof. If requested by JPMC, Supplier will destroy or securely erase, and provide JPMC with a certificate, signed by an officer of Supplier certifying that Supplier has destroyed or erased, all copies of JPMC Data in Supplier's possession or under Supplier's control.

(iv) Whenever Supplier has any JPMC Confidential Information, Supplier will comply with those aspects pertaining to access to Confidential Information of JPMC IT Risk Management Policy for Outside Service Providers ("IT Management Policy"), a copy of which Supplier acknowledges having received. Supplier will not provide any JPMC Confidential Information to any Subcontractor unless the subcontract requires the Subcontractor to comply with the JPMC IT Risk Management Policy for Outside Service Providers, all Applicable Laws and the Privacy Policy, and permit security audits by JPMC.

(a) Unless and until JPMC is satisfied that Supplier is fully complying with all of the provisions of this Section 14.C(iv) and Section 18 (JPMC Policies, Security Regulations & Audit Requirements), JPMC will not be bound by any obligation to allow Supplier access to JPMC Confidential Information. Any breach of this Section 14.C(iv) that is not corrected within ninety (90) Days after JPMC gives Supplier a notice describing the breach will be deemed a material breach of this Agreement (even if the breach was not otherwise material

(b) Before Supplier may modify its systems in a way that could materially impact the security of its systems, Supplier must send a notice to JPMC containing a reasonably detailed description of the proposed modification and a representation and warranty that (1) the proposed modifications will not pose any new or additional risks to the JPMC Confidential Information and (2) Supplier's systems will continue to comply with the JPMC IT Risk Management Policy for Outside Service Providers.

(v) Supplier will immediately notify JPMC of any actual or threatened security breach in Supplier's systems that may result in the unauthorized access to or disclosure of (a) unencrypted JPMC Confidential Information or (b) encrypted JPMC Confidential

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Information in conjunction with an access device that would permit decryption. Supplier will cooperate fully with JPMC to assess, contain and control any security breach or unauthorized access and, as reasonably requested by JPMC, will otherwise assist JPMC in responding to such breach.

(vi) JPMC may conduct on-site security reviews, vulnerability testing and disaster recovery testing for Supplier's systems containing JPMC Confidential Information and otherwise audit Supplier's operation for compliance with JPMC's IT Risk Management Policy for Outside Service Providers.

(vii) If Supplier undergoes any of the events described in Sections 11.C(iii) through (ix), JPMC will have the immediate right to take possession of and retain for safekeeping all JPMC Data then in Supplier's possession or under Supplier's control. JPMC may retain the JPMC Data until the trustee or receiver in bankruptcy or other appropriate court officer provides JPMC with adequate assurances and evidence that the JPMC Data will be protected from sale, release, inspection, publication or inclusion in any publicly accessible record, document, material or filing. Supplier and JPMC agree that this Section 14.C(vii) is a material term of this Agreement, and without it, JPMC would not have entered into this Agreement or permitted any access to or use of JPMC Data.

(viii) Supplier will promptly replace or regenerate from Supplier's machine-readable media any data, programs or information handled or stored by Supplier that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information. Alternatively, JPMC may replace or regenerate any data, programs or information that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information, in which case, Supplier will promptly reimburse JPMC for all reasonable costs associated with its regeneration or replacement efforts.

15. Non-Solicitation of Personnel

A. Subject to terms of Section 14 (Confidentiality; Personal Information; Data Handler Provisions) both Parties agree that either Party may, at anytime, solicit, hire and/or retain any member so long as at least three months have lapsed since such Supplier Personnel member provided Services to JPMC or its Affiliates hereunder. If at anytime either Party hire and/or retain a member in accordance with the above, the other Party agrees to (i) release the member to the other Party within ten (10) Business Days of the request and (ii) waive all rights under any non-compete agreements that that Party may have with the member in regards to the member accepting employment with the Party.

16. Indemnification

A. Subject to the limitations contained in Section 17 (Limitation of Liability), JPMC agrees to indemnify, hold harmless and defend Supplier, and its directors, officers, employees, agents, successors and assigns, as applicable, in accordance with the procedures described in Section 16.C hereof, against all Losses arising out of, in connection with, resulting from or based on allegations of, any of the following:

(i) The death or bodily injury of any agent, employee, customer, contractor, business invitee or business visitor of Supplier to the extent caused or contributed to by JPMC's gross negligence or willful misconduct.

(ii) The damage, loss or destruction of any real or personal property owned or leased by Supplier to the extent caused or contributed to by JPMC's gross negligence or willful misconduct.

B. Supplier shall indemnify, hold harmless, and defend JPMC, and its respective directors, officers, employees, agents, and assigns, as applicable, in accordance with the procedures described in <u>Section 16.C</u> hereof, against all Losses arising out of, in connection with, resulting from or based on allegations of, any of the following:

(i) Any duties or obligations of Supplier or any Subcontractor, or any Supplier Personnel in respect of a third party or any Subcontractor of any tier (i.e., direct Subcontractors, their subcontractors, and so on), including claims and causes of actions based on employer status or on Supplier's payment obligations to Subcontractors.

(ii) Inadequacies in the facilities and the physical and data security controls at Supplier locations where Services are provided.

(iii) The death or bodily injury of any agent, employee, customer, contractor, business invitee or business visitor of JPMC, to the extent caused or contributed to by Supplier's, its Affiliate's, any Supplier Personnel's or any Subcontractor's gross negligence or willful misconduct.

(iv) The damage, loss or destruction of any property owned or leased by JPMC to the extent caused or contributed to by Supplier's, any Supplier Personnel's or any Subcontractor's gross negligence or willful misconduct.

(v) A breach of Supplier's or a Subcontractor's obligations set forth in this Agreement.

(vi) Any acts or damage caused by any Subcontractor regardless of whether JPMC has authorized the use of such Subcontractor

(vii) Supplier's failure to pay any Subcontractor for services provided in connection with the Services.

(viii) Any taxes or other similar charges, including interest and penalties, assessed against JPMC which are obligations of Supplier hereunder.

(ix) Supplier's errors or omissions, dishonesty and fraud with respect to the Services.

(x) The Deliverables, or any part thereof, infringe, violate or misappropriate any Intellectual Property Right. If JPMC is prohibited from using any Deliverables as a result of, or in connection with, any such claim, suit, action or proceeding, JPMC may permit Supplier to promptly take the following actions, at Supplier's sole expense and in the following order of precedence:

(a) procure for JPMC the right to continue using the infringing item, or

(b) modify the infringing item so that it becomes noninfringing or replace the infringing item with a noninfringing item, provided that the noninfringing item (1) has equivalent functionality and performance as the infringing item, (2) yields substantially equivalent results as the

infringing item and (3) is compatible with JPMC's existing operating system and hardware platforms.

If Supplier cannot, after using its best efforts to do so, accomplish (a) (b) or (c) above, JPMC may terminate the applicable Schedule (in whole or in part) on notice to Supplier, and return the affected Deliverables to Supplier, in which event Supplier shall promptly refund to JPMC all fees that were paid under the terminated Schedule, or portion of any fee attributable to the terminated portion thereof, as the case may be, and any other Deliverables that JPMC is unable to use as a consequence of the nonconformities.

C. If a notice of commencement or threatened commencement of a claim or cause of action is received by a party entitled to indemnification under this Agreement ("Indemnified Party"), the Indemnified Party shall give written notice thereof ("Indemnification Notice") to the party that is obligated to provide indemnification ("Indemnifying Party") within thirty (30) Days of the Indemnified Party's receipt of the notice of commencement or threatened commencement of the claim or cause of action. Any delay in the Indemnification Notice as provided herein shall not affect the Indemnifying Party's indemnification obligations hereunder except to the extent the Indemnifying Party was materially prejudiced as a result of such failure.

() Within fifteen (15) Days after the Indemnifying Party's receipt of an Indemnification Notice, but in no event later than ten (10) Days before the date on which a response to a complaint or summons in connection therewith is due, the Indemnifying Party shall notify the Indemnified Party, in writing, if the Indemnifying Party acknowledges its indemnification obligations and elects to assume control of the defense and settlement of such claim or cause of action ("Election Notice").

() If the Indemnifying Party delivers an Election Notice within the required time period, then the Indemnifying Party shall immediately take control of the defense and investigation of such claim or cause of action and select and engage counsel reasonably satisfactory to the Indemnified Party to handle and defend the claim or the cause of action, at the Indemnifying Party's sole cost and expense.

() If the Indemnifying Party fails to deliver an Election Notice within the required time period, or delivers an Election Notice within the required time period but does not immediately take control of the defense and investigation of such claim or cause of action and select and engage counsel reasonably satisfactory to the Indemnified Party to handle and defend the claim or cause of action then the Indemnified Party shall have the right to defend the Loss in such manner as it may deem appropriate, at the sole cost and expense of the Indemnifying Party (including payment of any judgment or award and the costs of settlement or compromise of the claim or cause of action, and the Indemnifying Party shall promptly reimburse the Indemnified Party for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim or the cause of action.

() The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its counsel in the investigation, trial and defense of such claim or cause of action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through the Indemnified Party's own counsel or otherwise, in the investigation, trial and defense of such claim or cause of action; and any appeal arising therefrom.

( ) The Indemnifying Party will reimburse the Indemnified Party for the costs of counsel engaged by the Indemnified Party, as such costs are incurred and upon request therefor, if:

(a) The Indemnifying Party fails to engage counsel reasonably satisfactory to the Indemnified Party within ten (10) Days after the Indemnifying Party's receipt of an Election Notice, but no later than five (5) Days before the date on which a response to a complaint or summons in connection therewith is due, or

(a) JPMC and Supplier are parties to an action, proceeding or investigation and the Indemnified Party wishes to pursue additional or different claims and/or defenses unavailable to, or not pursued by, the Indemnifying Party.

( ) Supplier shall not settle any claim or cause of action of which indemnity may be sought hereunder, whether or not JPMC is an actual or potential party thereto without JPMC's express prior written consent. JPMC agrees to not unreasonably withhold its consent to any such proposed settlement provided:

(b) Such proposed settlement does not involve a remedy other than the payment of money by the Indemnifying Party, and

(b) Supplier and all plaintiffs or claimants agree to unconditionally release JPMC from any responsibility or liability with respect to the subject matter thereof and any related facts or circumstances.

17. Limitation of Liability

Except for (a) Supplier's indemnification obligations under this Agreement and/or a Schedule, (b) Supplier's and/or its agent's, authorized representative's and/or Subcontractor's repudiation of their respective obligations under this Agreement and/or a Schedule, (c) either party's breach of its confidentiality obligations set forth in this Agreement and/or a Schedule, (d) either party's fraud, gross negligence and/or willful misconduct, (e) a breach of the representations, warranties and covenants set forth in either Section 13.A(xiii) (with regard to Destructive Elements) or Section 13.A(xiv) (with regard to disablement or interference of the Deliverables) and (g) Supplier's cessation of providing any material portion of the Services under a Schedule, neither party will be liable, one to the other, for any punitive, exemplary, indirect, special, consequential or incidental loss or damages including loss of data or profits. Any dollar amounts recoverable by JPMC directly from Supplier are in addition to and in excess of the dollar amounts recoverable under the insurance policies required under this Agreement. The limitation of liability set forth in this Agreement shall apply regardless of the form of action, whether in contract or tort, strict liability or otherwise; and whether or not losses or damages were foreseeable, and shall survive failure of any exclusive remedies provided in this Agreement.

18. JPMC Policies, Security Regulations & Audit Requirements

A. Supplier will ensure that Supplier and all Supplier Personnel will (i) cooperate with JPMC security personnel as directed and (ii) comply with (A) all JPMC security and other regulations, policies, standards, guidelines and procedures then in effect including those applicable to each location to which Supplier has physical and/or remote access pursuant to any Schedule, (B) JPMC Worldwide Rules of Conduct then in effect and (C) all reasonable requests of JPMC personnel pertaining to personal and professional conduct and otherwise conduct themselves in a professional and businesslike manner.

B. When deemed appropriate by JPMC, Supplier may be issued an identification card, key or other security device. All of such cards, keys and other devices shall be surrendered by Supplier upon demand by JPMC or upon the earlier termination or expiration of the relevant Schedule or this Agreement. Neither Supplier nor any Supplier Personnel member shall have access to, or attempt to gain access to, any JPMC location outside of the normal working hours for that location or on a day that is a scheduled holiday for that location, except as approved in writing in advance by JPMC.

C. Upon JPMC's (or its Auditor's (as defined below)) request with reasonable notice, Supplier will permit (and shall cause its Subcontractors to permit, if necessary)technical, legal, regulatory, financial and operational audits, inspections and other examinations of Supplier and its Affiliates and its Subcontractors, related to the subject matter of this Agreement or as otherwise required by Law or as otherwise deemed necessary by JPMC,its auditors and inspectors (internal and external) and its Regulators (collectively, "Auditors"). During each audit, inspection or examination, the Auditors will be granted reasonable access to (and use of, if so required) books, records, third-party audit and examination reports, Personnel, systems, equipment, software, facilities, Work Products (including incomplete or partial Work Products), controls, processes, procedures (including without limitation, disaster recovery and business continuity procedures), and service level measurement systems related to provision of the Deliverables or the performance of Supplier's obligations to JPMC. Supplier will (and shall cause its Subcontractors to, if required by the Auditors) fully cooperate, in a timely manner, with the Auditors and provide the Auditors all assistance as they may reasonably request in connection with the audit. The Auditors will seek to avoid disrupting Supplier's and its Subcontractor's operations during the audit.

D. If any audit includes an audit of amounts payable by or to Supplier to determine whether such amounts are and have been accurate and charged in accordance with the terms and conditions of this Agreement and the Schedule(s), and as a result of such audit the Auditors determine that Supplier has committed overcharges, then JPMC will notify Supplier of the overcharges and Supplier will promptly pay to JPMC the amount of the overcharge. If the audit reveals an overcharge of five percent (5%) or more over the amounts that were to be paid by JPMC then Supplier shall also reimburse JPMC for the cost of the audit.

E. If any audit results in Supplier being notified that Supplier, or any Subcontractor utilized by Supplier to provide the Deliverables, is not in compliance with Applicable Laws or its obligations under this Agreement or the Schedule(s), Supplier shall immediately take all actions necessary (at its sole cost and expense) to remedy the issue and to bring itself and its Subcontractors (as applicable) into compliance.

6. Minimum Insurance Requirements

19.1. Insurance. Throughout the Agreement Term, Supplier shall maintain at its own expense, and require its Subcontractors to maintain at their own expense or Supplier's expense, insurance of the type and in the amounts set forth below in a policy or policies of insurance, primary and excess, including, where appropriate, umbrella or catastrophic form:

(a) Workers' Compensation Insurance with coverage applicable in all states in which Services are to be performed under any Task Order, with Workers' Compensation limits in accordance with the statutory requirements of each such state, and Coverage B – Employer's Liability

Coverage, including occupational disease, with a limit of not less than one million dollars ($1,000,000) for any one accident. The Policy shall include a waiver of subrogation against "JPMC and all JPMC Affiliates and their respective directors, officers, employees, and agents."

(b) Commercial General Liability Insurance covering Supplier's operations, with limits acceptable to JPMC with combined single limits for bodily injury, personal injury, and property damage of not less than two million dollars ($2,000,000), including coverage as follows:

(i) Broad Form Contractual Liability;

(ii) Independent Contractor's Liability;

(iii) Broad Form Property Damage; and

(iv) Personal Injury and Advertising Liability.

(w) A Waiver of Subrogation in favor of all parties named as additional insured

(vi) A Severability of Interest Provision

(c) If automobiles are used in connection with the performance or provision of the Services, Automobile Liability including coverage on owned, hired, and non-owned automobiles and other vehicles, if used in connection with the performance of the Services, with Bodily Injury and Property Damage limits of not less than One Million Dollars ($1,000,000) per occurrence combined single limit, and it (Policy) shall include a waiver of subrogation against all parties named an additional insured.

(d) If trucks are used in connection with the performance or provision of the Deliverables All Risk Motor Truck Cargo Insurance with limits of not less than One Million Dollars ($1,000,000), including reconstruction coverage in an amount of not less than One Hundred Thousand Dollars ($100,000), with no per Item limit, covering property of JPMC and JPMC's customers while on the premises of, in transit with or otherwise in the possession of Supplier or its Personnel. This policy shall: (i) have no coverage limitations, exclusions or warranties other than standard exclusions for war, nuclear accident and breakage; (ii) have a deductible acceptable to JPMC; and (iii) name JPMC as Loss Payee and as the Insured under a Guarantee of Payment endorsement.

(e) Commercial Crime Insurance in the amount of 5 million ($5,000,000) including coverage for (i) theft or loss of JPMC property and JPMC customer and employee property, and (ii) electronic and computer crime or unauthorized computer access coverage.

(f) Errors and Omissions or similar Professional Liability Insurance in the amount of one 5 million dollars ($5,000,000) covering losses arising from (i) errors and omissions caused by Supplier's negligence in the performance of its duties under the Agreement, (ii) the negligent performance of any software provided or developed by Supplier, and (iii) the negligent design, development, maintenance, operation, and anything incidental thereto, of an Internet web site. This Insurance will be maintained by Supplier during the Agreement Term and for at least two (2) years thereafter.

(g) Building and/or Personal Property Insurance including coverage for the cost to research, replace, or restore lost information including those that exist on electronic or magnetic media, against all risks of physical loss or damage including theft, on a replacement cost basis.

(h) Business Interruption and Extra Expense Insurance against all risks of physical loss or damage including off-premises power failure and consequential losses resulting from the disruption of a supplier or subcontractors operations.

(i) The Employers Liability Insurance, Commercial General Liability Insurance, and Automobile Liability Insurance requirements may be satisfied through an Umbrella/Excess Liability Policy.

19.2. Certificates. Certificates of Insurance listing the required coverages and acceptable to JPMC shall be filed with JPMC upon execution of this Agreement and upon the renewal of such policies. Such certificates of insurance shall be sent by Supplier to JPMC at "JPMorgan Chase Bank, National Association General Services, Contracts, OH1-0638, 1111 Polaris Parkway, Columbus OH 43240, Attention: Contracts Manager, Reference: Contract ID No. _____". Such certificates shall provide that JPMC shall be given at least thirty (30) days written notice prior to cancellation or any change to restrict the coverage or reduce the limits afforded.

19.3. Policies. Insurance provided under the Agreement must be placed with carriers with A.M. Best's rating of A- VIII or superior. No policy of insurance required of Supplier hereunder shall exclude coverage for, or protection from, Destructive Elements.

(a) Supplier shall add "JPMC and all JPMC Affiliates and their respective directors, officers, employees, and agents" as their interests may appear as additional insureds to the Commercial General Liability and Automobile Liability (if applicable) policies required under subsections 19.1 (b) and (c), but only in respect to the Services being performed pursuant to the Agreement, which shall expressly include all Task Orders as defined in the Schedule. All such policies also shall be endorsed with the provisions that the coverage afforded for JPMC shall be primary and shall not require contribution by any other similar insurance available to JPMC.

(b) Should Supplier fail to provide continuous insurance coverage as set forth herein, JPMC may charge back against Supplier invoices for the cost of obtaining similar protection as well as any claim that would have been paid had the above-described insurance coverage been obtained.

(c). The insurance required in this Section19 (Minimum Insurance Requirements), and approval of Supplier's insurance by JPMC, shall not affect Supplier's obligations, or JPMC's rights and remedies under the Agreement, at law or in equity.

20. Prohibition on Use of JPMC Name

Supplier shall not furnish the name, trademark or proprietary indicia of JPMorgan Chase & Co., or any Affiliate thereof (including JPMC), as a reference, or utilize the name, trademark or proprietary indicia of JPMorgan Chase & Co., or any Affiliate thereof (including JPMC), in any advertising, announcements, press releases or other promotional materials including testimonials, quotations, case studies, and other endorsements. No exceptions are granted without the prior written consent of Brand Administration Group, Marketing and Communications, of JPMorgan Chase & Co., such consent to be granted or withheld in the sole and absolute discretion of JPMorgan Chase & Co

21. Supremacy of this Agreement

The Services to be performed by Supplier hereunder were previously performed pursuant to an agreement between JPMC and M2 Systems Corporation, dated October 31, 2006 (and assigned to Symmetrex, Inc. on November 2, 2006). As of the Effective Date of this Agreement, Symmetrex, Inc. has ceased operations and Supplier M2 Systems Corporation, has hired the former Symmetrex, Inc. staff performing services on behalf of JPMC pursuant to the October 31, 2006 agreement (as amended). JPMC and Supplier agree that JPMC has full right, title and interest to all Intellectual Property and Work Product created by M2 Systems Corporation on behalf of JPMC pursuant to the October 31, 2006 agreement (as amended). Supplier further agrees that it has no right, title or interest to any Intellectual Property or Work Product created by Symmetrex, Inc. on behalf of JPMC pursuant to the October 31, 2006 agreement (as amended). This Agreement, and the Schedules and documents referenced in this Agreement and/or in the Schedules represent the entire agreement between JPMC and Supplier with respect to the subject matter hereof, superseding all prior agreements and understandings as to the subject matter hereof, notwithstanding any oral representations or statements to the contrary heretofore made. In the event of a conflict or ambiguity between the terms and conditions of this Agreement and the terms and conditions of a Schedule, the terms and conditions of this Agreement shall prevail over any conflicting or ambiguous term or condition contained in any Schedule unless the Schedule states that the terms in the Schedule will prevail and in the latter event, the conflicting terms in such Schedule shall only apply to the subject matter of such Schedule.

22. Modifications

A. No modification of this Agreement shall be effective unless it is in writing (and not in electronic form) and such writing is signed by the authorized representatives of JPMC and Supplier. No waiver of any right or remedy under this Agreement shall be effective unless it is in writing (and not in electronic form) and such writing is signed by the authorized representative of the party to be charged therewith.

B. Notwithstanding Section 21 (Supremacy of this Agreement) above, the parties may only modify a term or condition of this Agreement with respect to a particular Schedule if (i) the terms and conditions of this Agreement do not directly or indirectly indicate that such term or condition sought to be modified cannot be modified by a Schedule, whether by stating that such term or condition applies notwithstanding anything contained in a Schedule or by words of a similar effect and (ii) any such modification (a) is expressly set forth in such Schedule under a section expressly entitled "Modifications to the Agreement" and (b) expressly references the Section (or Subsection) number and title which is the subject of the modification.

23. Assignment

A. Supplier shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of JPMC. Notwithstanding the foregoing, JPMC may assign this Agreement, any Schedule, or any of its rights hereunder or thereunder, in whole or in part, without Supplier's consent in the case of a merger, acquisition, divestiture, consolidation or corporate reorganization (whether or not the assigning party is the surviving entity). In the event of such an assignment, JPMC will provide the other party with notice of the assignment. Any assignment or attempted assignment contrary to this Section will be a material breach of this Agreement and null and void. This Agreement and each Schedule will be binding upon the successors, legal representatives and permitted assigns of the parties.

Supplier may assign this Agreement, any Schedule, or any of its rights hereunder or thereunder, in whole or in part, without JPMC's consent in the case of a merger,

acquisition, divestiture, consolidation or corporate reorganization (whether or not the assigning party is the surviving entity). In the event of such an assignment, Supplier will provide JPMC with 90 days prior written notice of the assignment. Supplier will ensure services, under terms and conditions of the Agreement, will continue uninterrupted to JPMC for the remaining term of the Agreement post Supplier assignment of the Agreement.

Any assignment or attempted assignment contrary to this Section will be a material breach of this Agreement and null and void. This Agreement and each Schedule will be binding upon the successors, legal representatives and permitted assigns of the parties.

B. If any merger or acquisition results in JPMC and/or an Affiliate and Supplier having in effect other agreement(s) with the same general subject matter as this Agreement and/or any Schedule, JPMC may, at its option, (i) terminate this Agreement and/or any Schedule or the other agreement(s), in whole or in part (notwithstanding any provisions to the contrary in such other agreement), without JPMC and/or any of its Affiliates having any liability or incurring any additional charges, including early termination fees, to Supplier and (ii) require Supplier to enter into appropriate documents to move Supplier's obligations, in whole or in part, from any terminated agreement to any continuing agreement. If JPMC does move obligations, JPMC will receive the benefit of any enterprise-wide pricing and any volume discounts even if the agreement containing that pricing or those discounts was terminated.

24. Successors and Assigns; Third Party Beneficiaries

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Supplier acknowledges and agrees that each JPMC Affiliate is an intended third party beneficiary of this Agreement and is entitled to rely upon all rights, representations, warranties and covenants made by Supplier in this Agreement to the same extent as if each of those JPMC Affiliates were JPMC hereunder; otherwise, no third party will be deemed to be an intended or unintended third party beneficiary of this Agreement.

25. Further Assurance

The parties hereto agree to perform all acts and execute all supplementary instruments or documents which may be necessary or desirable to carry out the provisions of this Agreement and each Schedule.

26. Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and no such prohibition or unenforceability in any jurisdiction shall invalidate such provision in any other jurisdiction.

27. Rights and Remedies Cumulative

Any and all rights and remedies which either party may have under this Agreement, at law or in equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two (2) or more of such rights and remedies may be exercised at the same time insofar as permitted by law. Any JPMC rights or remedies not expressly granted in this Agreement are reserved by JPMC.

28. Force Majeure

A. Where a Force Majeure Event has occurred that prevents to any extent a party in the performance of its obligations under this Agreement or under any Schedule, the performing party that is unable to perform shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use its best efforts to recommence performance or observance as soon as possible and to whatever extent possible without delay. The performing party that is unable to perform shall immediately notify the party to whom performance is due and describe at a reasonable level of detail the circumstances causing such default or delay. With respect to Supplier's priorities, JPMC shall not be treated as a lower priority than any other customer of Supplier.

B. If a Force Majeure Event substantially prevents, hinders, or delays the provision of the Services for more than the Force Majeure Event Waiting Period, then at JPMC's option:

(i) JPMC may direct Supplier, if Supplier has not already done so, to procure to the extent possible equivalent Services from an alternate source and Supplier shall be liable for payment of the cost of such replacement Services, or

(ii) JPMC may terminate any portion of this Agreement and/or Schedule affected if the parties are unable to reasonably procure the affected Services pursuant to Section 28.B(i) above and the charges shall be equitably adjusted, or

(iii) If this Agreement and/or Schedule cannot reasonably be partially terminated as a result of the Force Majeure Event pursuant to Section 28.B(ii) above, at JPMC's option, this Agreement and/or Schedule will terminate without liability, except for payments otherwise due as stated in Section 28.C below, to JPMC as of a date specified by JPMC in a written notice to Supplier.

C. Supplier shall not have the right to any additional payments from JPMC as a result of any Force Majeure Event, other than payments accrued prior to the event and payments otherwise due for Services provided prior to any termination.

29. Forbearance; Timeliness

JPMC's or Supplier's failure at any time to require performance of the other of any provision of this Agreement shall in no way affect its right thereafter to require performance of the other of such provision, nor shall such failure be held to be a waiver of any succeeding breach of such provision or a waiver of such provision itself. Supplier acknowledges that time is of the essence with respect to the performance of Supplier's obligations under this Agreement and all Schedules. JPMC's or Supplier's delay or omission to exercise any right or power under this Agreement will not be construed to be a waiver of that right or power. Waiving one breach will not be construed to waive any succeeding breach. All waivers must be in writing and signed by the party waiving rights.

30. Compliance with Laws

A. Supplier shall comply with all Applicable Laws. Supplier shall notify JPMC of any changes in Applicable Laws. If a charge of non-compliance with any Applicable Law occurs (with respect to either Supplier or any Subcontractor), then Supplier shall promptly notify JPMC of such change in writing. Supplier shall be responsible for any fines and penalties, or those portions of any fines and penalties arising from any noncompliance with the Applicable Laws by Supplier or any Subcontractor. Supplier shall use commercially reasonable efforts to provide the Services regardless of changes

in Applicable Laws. If such changes prevent Supplier from performing its obligations under this Agreement, Supplier shall develop and, upon JPMC prior written approval, implement a suitable workaround, at Supplier's expense, until such time as Supplier can perform its obligations under this Agreement without such workaround.

B. Supplier recognizes that in certain countries or jurisdictions:

(i) Regulatory or governmental entities may request additional contractual provisions with Supplier to those in this Agreement in order to enable Supplier to provide the Services or to enable JPMC (or a JPMC Affiliate) to provide Supplier with access to JPMC Confidential Information in accordance with common law duties and all regulatory or statutory requirements in the relevant jurisdiction (including under all applicable data protection and privacy laws), or

(ii) JPMC may determine, on the basis of legal advice from counsel in the relevant jurisdiction, that certain contractual provisions in addition to those in this Agreement are necessary in order to ensure or enable compliance with common law duties and regulatory, statutory or pre-existing contractual requirements in the relevant jurisdiction or as contemplated under this Agreement.

Upon JPMC written request and if applicable, subject to the change order procedures set forth in Section 5 (Change in Scope of Work), Supplier agrees to negotiate to include such provisions and vary this Agreement accordingly, or in a separate agreement between JPMC and Supplier.

C. Without limiting the generality of any other provision of this Agreement, Supplier shall comply with all Applicable Laws relating to privacy and data protection laws of each Applicable Country and which are or which in the future may be applicable to Personal Information, the Deliverables or the performance of Supplier's obligations under this Agreement, including the Gramm-Leach-Bliley Act (P.L. 106-102) (15 U.S.C. §6801 et seq.), the Fair Credit Reporting Act (15 U.S.C. §1681 et seq.), implementing legislation for Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 (as incorporated into domestic legislation of the European Union countries including by the United Kingdom's Data Protection Act of 1998), and any applicable secondary legislation, regulations and orders.

(i) If a warrant or similar document is issued by a court of competent jurisdiction in an Applicable Country for the inspection, examination, operation or testing of any Supplier technologies used or intended to be used for Personal Information, Supplier shall promptly notify JPMC designated recipients in writing. If Supplier is required to disclose Personal Information as required by the Applicable Laws of an Applicable Country or an order of a court of competent jurisdiction of an Applicable Country, Supplier shall promptly notify JPMC in writing prior to disclosure.

(ii) Each party shall cooperate with the relevant authorities in accordance with any applicable timeframes identified by such authorities in identifying the respective roles and obligations of each party with respect to Personal Information.

(iii) If during the term of this Agreement either party (a) having an establishment on the territory of a Member State of the European Union, or (b) having an establishment in a place where the national law of a Member State applies by virtue of international public law, or (c) for the purposes of processing personal data, makes use of equipment, automated or otherwise, situated on the territory

of a Member State, comes into possession of or processes personal data in respect of inter alia the other party's clients, employees or agents ("Data") then each party agrees and undertakes that during the term of this Agreement it will comply with the obligations imposed by the Directive and the implementing legislation of any Member State, and in particular each party confirms that it has in place appropriate technical and organizational measures sufficient to satisfy the requirements of the Directive and the implementing legislation of any Member State and which shall include appropriate technical and organizational measures so as to (1) prevent the unauthorized or unlawful processing of the Data, (2) prevent the loss, falsification or destruction of, or damage to the Data, and (3) ensure that adequate measures are imposed to prevent the introduction of any viruses which may corrupt, delete or otherwise affect the integrity of the Data.

D. Supplier will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age, disability, sexual orientation, creed, alienage, citizenship status, marital status or any other protected status. Such treatment shall include the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selected for training including apprenticeship. Supplier shall post in conspicuous places, available to the employees and applicants for employment, notices setting forth the provisions of this <u>Section 30.D</u>.

E. Unless exempt, Supplier shall comply with U.S. Department of Labor requirements for: (i) Executive Order 11246, as amended; (ii) Affirmative Action Regulations for Minorities and Women – 41 Code of Federal Regulations ("C.F.R.") 60-1 <u>et seq</u>.; (iii) Section 503 of the Rehabilitation Act of 1973; (iv) Affirmative Action Regulations for Handicapped Workers – 41 C.F.R. 60-741 <u>et seq</u>.; (v) Section 402 of the Vietnam-Era Readjustment Assistance Act of 1972 and 1974; (vi) Affirmative Action Regulations for Special Disabled and Vietnam-Era Veterans – 41 C.F.R. 60-250 <u>et seq</u>.; and (vii) Affirmative Action Regulations for Small, Disadvantaged and Women-Owned Small Business Concerns, 48 C.F.R. 52-219 <u>et seq</u>., all of which are incorporated herein by reference.

F. JPMC and Supplier shall promptly notify each other upon receipt of a complaint regarding the alleged occurrence of any sexual or other harassment incidents, either by or directed at an employee of Supplier, and the parties, shall take appropriate responsibility for investigating such allegations, and, where appropriate, shall cooperate in investigating said complaint and where necessary take appropriate remedial action. JPMC and Supplier have and will continue to maintain anti-harassment policies covering their respective employees, if any, in conformity with applicable Federal, state and local laws. In the event of any claim or legal proceeding relating to a sexual or other harassment incident involving an employee of either party under this Agreement, the parties agree, where appropriate, to cooperate with each other in resolving such claim or legal proceeding. If permitted by Applicable Laws, Supplier shall notify JPMC of any material claim or demand which is communicated to Supplier from any Regulator, regarding Supplier's activities (provided such claim or demand is related to this Agreement) or any action pertaining to the foregoing which is commenced against Supplier by any person or Regulator and shall keep JPMC apprised of the status and/or disposition of all such claims, demands and litigation.

31. Headings; Construction; Counterparts

The Section headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation of this Agreement. Any references to a particular Section of this Agreement shall be deemed to include reference to any and all subsections thereof. If an ambiguity or question of intent arises with respect to any provision of this Agreement, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

32.A Governing Law; Jurisdiction; Service of Process

This Agreement will be governed by and construed in accordance with the applicable laws of the State of New York, without giving effect to the principles of that State relating to conflicts of applicable laws. Each party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in, and will be subject to the service of process and other applicable procedural rules of, the State or Federal courts in the state of New York, and each party irrevocably submits to the sole and exclusive personal jurisdiction of the courts in New York, generally and unconditionally, with respect to any action, suit or proceeding brought by it or against it by the other party. Notwithstanding the foregoing, claims for equitable relief may be brought in any court with proper jurisdiction within the United States. The United Nations Convention on the International Sale of Goods does not apply to the transactions contemplated by this Agreement. The Uniform Computer Information Transactions Act ("UCITA") shall not apply to this Agreement or any Schedule regardless of when and howsoever adopted, enacted and further amended under the applicable laws of the State of New York or any other state. If UCITA is adopted and enacted in the State of New York or any other state and, as a result of such adoption and enactment or any subsequent amendment thereto, the parties are required to take any action to effectuate the result contemplated by this Section, including amending this Agreement, the parties agree to take such action as may be reasonably required, including amending this Agreement accordingly.

32.B Waiver of Jury Trial

Both parties agree to waive any right to have a jury participate in the resolution of the dispute or claim, whether sounding in contract, tort or otherwise, between any of the parties or any of their respective affiliates arising out of, connected with, related to or incidental to this Agreement to the fullest extent permitted by law.

33. Survival

A. The terms of the following Sections of this Agreement shall survive the expiration or earlier termination of this Agreement:

<u>Section 1</u> (Definitions), <u>Section 2</u> (Scope of the Agreement); <u>Section 7.D</u> (Taxes), <u>Section 8.</u> (Supplier Personnel), <u>Section 9.C</u> (Subcontractors), <u>Section 11</u> (Term and Termination), <u>Section 12</u> (Intellectual Property Rights); <u>Section 13</u> (Representations, Warranties and Covenants), <u>Section 14</u> (Confidentiality; Personal information; Data Handler Provisions); <u>Section 16</u> (Indemnification), <u>Section 17</u> (Limitation of Liability), <u>Sections 18.D</u> and <u>18.E</u> (JPMC Policies, Security Regulations & Audit Requirements); <u>Section 20</u> (Prohibition on Use of JPMC Name); <u>Section 21</u> (Supremacy of this Agreement), <u>Section 22</u> (Modifications), <u>Section 24</u> (Successor and Assigns; Third Party Beneficiaries), <u>Section 25</u> (Further Assurance), <u>Section 26</u> (Severability), <u>Section 27</u> (Rights and Remedies Cumulative), <u>Section 29</u> (Forbearance; Timeliness), <u>Section 30</u>

(Compliance with Laws), Section 31 (Headings; Construction; Counterparts), Section 32.A (Governing Law; Jurisdiction; Service of Process), Section 32.B (Waiver of Jury Trial), Section 33 (Survival), Section 35 (Independent Suppliers), Section 36 (Other Suppliers), Section 37 (Nature of Licenses), Section 38 (No Liens) and Section 40 (Records).

B. After this Agreement terminates or expires, the terms of this Agreement will remain in effect with respect to any Schedule entered into before the termination or expiration. After a Schedule terminates or expires, the terms of that Schedule (including those of this Agreement) that expressly or by their nature contemplate performance after the Schedule terminates or expires will survive and continue in full force and effect. For example, the provisions protecting Confidential Information, permitting audits, granting perpetual licenses, requiring indemnification and setting forth limitations of liability each, by their nature, contemplate performance or observance after a Schedule expires or terminates.

34. Dispute Resolution

A. Except where injunctive or other equitable relief is being sought by a party. Neither party will invoke formal dispute resolution procedures other than in accordance with this Section 34. Either party may give the other party notice of any dispute not resolved in the normal course of business. Within fifteen (15) Days after delivery of that notice, the receiving party will provide a written response. Within fifteen (15) Days after delivery of the receiving party's written response, executives of the parties who have authority to resolve the dispute will meet to attempt to resolve the dispute. All reasonable requests for information will be honored. If the matter has not been resolved within forty-five (45) Days after the disputing party's initial notice, or if the executives fail to meet within fifteen (15) Days of the receiving party's written response, either party may commence legal action with respect to the dispute or claim. All negotiations pursuant to this Section 34 will be confidential and treated as compromise and settlement negotiations for purposes of all similar rules and codes of evidence of applicable legislation and jurisdictions.

B. Supplier acknowledges that JPMC will be irreparably harmed and Section 34.A will not apply if Supplier breaches (or attempts or threatens to breach) certain terms and conditions hereof which are not generally remedied or would not be fully remedied or compensated by money damages including, without limitation: (i) its obligation to provide critical Services (ii) its obligation respecting continued performance in accordance with Section 34.C below (iii) its obligations under Section 14 with respect to privacy, data security, Confidential Information or Personal Information or (iv) its obligations under Section 18.A. If a court of competent jurisdiction finds that Supplier has breached (or attempted or threatened to breach) any of those obligations, Supplier agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling performance by Supplier and restraining it from any further breaches (or attempted or threatened breaches).

C. Each party will, unless otherwise directed by the other party, continue performing its obligations to the other party under this Agreement and the affected Schedule (other than the payment by JPMC of amounts disputed in good faith)during the period the parties are attempting to resolve the dispute.

35. Independent Suppliers

Supplier, in the performance of this Agreement, is acting as an independent contractor and not as an employee, agent, partner or joint venturer of JPMC, and shall not hold itself out as such or knowingly permit another to rely on such belief. Nothing in this Agreement is intended or shall be construed to create any association, partnership, joint venture or employment relationship between the parties, nor shall Supplier have any right to enter into any contract or commitment on behalf of JPMC or to bind JPMC in any respect whatsoever. Except as set forth in the applicable Schedule, each party's employee's, methods, facilities and equipment will at all times be under its exclusive direction and control

36. Other Suppliers

This is not an exclusive Agreement. Supplier acknowledges that JPMC uses, and reserves the right to continue to use, other suppliers to provide goods and services that may or may not be similar or related to the Deliverables. Supplier will, to the extent reasonably requested by JPMC cooperate in good faith and in a timely manner with JPMC's other suppliers to allow the suppliers to efficiently perform services for JPMC and its customers.

37. Nature of Licenses

All rights and licenses granted by Supplier pursuant to this Agreement, if any, are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or any replacement law) ("Code"), licenses to rights to "intellectual property" as defined in the Code. The parties agree that each licensee, as licensee of those rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, if bankruptcy proceedings are brought by or against Supplier under the Code, each licensee will be entitled to retain all of its rights under this Agreement.

38. No Liens

Supplier will not and will not permit any Supplier Personnel or Subcontractor to file, any mechanic's or materialman's liens or any security interests on or against property or realty of JPMC to secure payment under this Agreement or otherwise. If any liens or interests arise as a result of Supplier's action or inaction, Supplier will remove the liens at its sole cost and expense within ten (10) Business Days.

39. TUPE

The following provisions shall apply with respect to Services performed in the United Kingdom:

X. The parties agree that this Agreement (including the termination hereof) shall not operate to transfer any employees and that the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981, SI 1981/1794 (as amended from time to time) ("TUPE") shall not apply to this Agreement.

Y. If TUPE does apply to transfer any contract of employment or collective agreement of any employee of Supplier (a "Transferred Employee") to JPMC or its Affiliates pursuant to this Agreement, then:

(v) Supplier shall forthwith make an offer of employment to each such Transferred Employee to re-employ them on the same terms and conditions as such contract of employment or collective agreement; and

(iv) JPMC or its Affiliate (as the case may be) may forthwith terminate the employment of such Transferred Employee; and

(iv) Supplier agrees to indemnify JPMC on an on-going basis against all costs, claims, liabilities and losses incurred by JPMC in connection with the employment and the termination of the employment of such Transferred Employees.

40. Records

Supplier will keep and maintain complete and accurate accounting, transaction and other applicable records in accordance with United States generally accepted accounting principles consistently applied, to support and document all amounts payable to Supplier under any Schedule. Such records and proof of any licenses or permits required under any Schedule shall be maintained for a period of seven (7) years unless otherwise agreed to in writing by JPMC. In addition, Supplier will comply with the applicable JPMC record retention policy, if any, as directed by JPMC from time to time.

CONTRACT ID NO._____

EXHIBIT A

SCHEDULE NO. 1

TO

MASTER AGREEMENT FOR PROFESSIONAL SERVICES

This Schedule No. 1 ("Schedule") to Master Agreement for Professional Services (Contract ID No. CW286416) entered into by and between JPMorgan Chase Bank, National Association and M2 Systems Corporation, ("Supplier"), dated as , March 13, 2009 ("Agreement"), is entered into and is effective as of the effective date indicated in the signature box below ("Effective Date"), by and between JPMorgan Chase Bank, National Association ("JPMC") and Supplier.

Effective Date: March 13, 2009	
M2 Systems Corporation	**JPMC**
By: [signature]	**By:** [signature]
Name: Joseph W Adams	**Name:** DANIEL COCHRAN
Title: President + CEO	**Title:** VP - SOURCING
Date: MARCH 13, 2009	**Date:** 9/18/09

1. **Schedule Construction.**

(a) This Schedule incorporates by reference all of the terms and conditions of the Agreement. All Exhibits to this Schedule shall be deemed a part of this Schedule.

(b) Except as expressly provided in this Schedule, all: (i) capitalized terms used but not defined in this Schedule will have the meanings ascribed to them in the Agreement and (ii) references in this Schedule to the terms "Section", "Article" and/or "Exhibit", will refer to the Sections, Articles and/or Exhibits of this Schedule, respectively.

(c) If there is a conflict or ambiguity between any term or condition of the body of this Schedule and any term or condition of any Exhibit to this Schedule, the term or condition of the body of this Schedule will prevail. If there is a conflict or ambiguity between any term or condition of the Agreement and any term or condition of this Schedule, the term or condition of the Agreement shall prevail except in the following circumstances, in which event the conflicting term or condition of this

Schedule will prevail: (i) if such conflicting or ambiguous term or condition of this Schedule expressly states that it will prevail over such conflicting or ambiguous term or condition of the Agreement and/or (ii) if such conflict or ambiguity results from a modification of the Agreement contained in a Section of this Schedule entitled "Modifications to the Agreement" and modified in accordance with the provisions of Section 22 of the Agreement.

2. **Project Name, Description & Objectives.**

* The Project Name is [redacted] NonStop Application Support.

* Project Description: Supplier will provide application development, enhancement, testing and support services for the [redacted] and other [redacted] applications as needed.

* Project Objectives: This project will provide ongoing support, development and product enhancements for the [redacted] and other [redacted] applications as needed to meet business objectives.

3. **Period of Provision of Services.**

The Schedule Term shall start on March 13, 2009 and will end on December 31, 2009, with automatic one year extension, unless otherwise terminated by JPMC per terms of the Agreement.

4. ***Services.***

The Services, for clarity but without limitation, including the Work Product and other Deliverables, shall include those described or otherwise referenced in Exhibit 1 (Services).

5. **Service Locations.**

* The Services will be provided from the Supplier's location in Maitland, FL, or at JPMC Tampa facilities as agreed between Supplier and JPMC [redacted]

6. ***Installation Locations.***

* The Deliverables will be installed at the following location(s): Deliverables will be installed on JPM[redacted]
* [redacted] residing within JPMC data centers utilizing existing network connectivity.

7. ***Performance Schedule.***

Supplier will provide the Services in accordance with the services indicated in Exhibit 1:

8. ***Fee Schedule.***

Services Rate
Professional Services for Application Development Services as indicated in Exhibit 1, Services A

This Schedule is based upon Professional Services Rates. The Professional Services Rate for each Supplier Personnel member is indicated in the following

Start Date	End Date	Supplier Personnel Name	Supplier Personnel Title/Position/Qualifications	Rate
[redacted]				

* Billing is capped at the monthly [redacted]. JPMC can increase or reduce the number of supplier resources by notifying supplier at least 30 days in advance of the change. Supplier will invoice JPMC monthly based on rates currently in affect as of the Effective Date of this Schedule. The payment terms for each invoice are net 30 days from the receipt of a correct and undisputed invoice by JPMC. Disputed invoices must be documented in writing to Supplier within 5 business days of receipt. Late, non-disputed payments will be assessed a 3% late fee.

* Monthly fee will be calculated as [redacted] * hourly rate based on the number of resources indicated in Exhibit 1. If the number of Supplier resources engaged during any month is less than the number indicated Supplier will credit JPMC for an amount equal to the resource rate X the hours not worked. Hours lost due to resource changes (i.e. resignation, reassignment, etc.) may be made up or worked by
* other available resources in addition to the normal [redacted]

<u>Maintenance Services;</u>

Supplier will provide program administration and support . services as indicated in Exhibit 1, Services B.
Applicable Rate: [redacted]
* Monthly Billing
Annual Billing:

* [redacted]

10. *<u>Performance Credits.</u>*

Pursuant to the provisions of Section 7.A(ix) of the Agreement, credits are granted by Supplier and shall be payable by Supplier to JPMC if Supplier fails to properly perform its obligations pursuant to this Schedule in accordance with the terms and conditions of this Schedule. For each failure of delivery by Supplier, a credit equal to [redacted] of monthly professional services fees is due and payable to JPMC.

All deliverable requirements must be defined in writing by JPM and agreed upon by Supplier. Supplier shall not be held responsible for deliverable failures due to (i) changes made in priorities, delivery schedules, resource allocation, specifications, or requirements by JPM, (ii) inadequate, or erroneous specifications,(iii) requests or changes requested by un authorized employees or representatives of JPM, (iv) inadequate or misleading deliverable requirements, (v) factors and situations outside the control of Supplier.

JPM must define in writing a list of JPM employees or representatives that are authorized to commit to or make changes to deliverable requirements,

Supplier must be notified in writing within 10 days of a deliverable requirements failure.

11. *Transition Services.*

Subject to the provisions of Section 11.H of the Agreement, Supplier will provide JPMC with Transition Services. Supplier will continue to provide services as per the terms of this Schedule for 120 days from the effective date of termination.

12. *Relationship Managers.*

JPMC Relationship Manager	Supplier Relationship Manager
Name: David Filer	Name: David McLeod
Title: Technology Director	Title: Group VP
Address:10430 Highland Manor, Tampa, FL, 33610	Address: 850 Trafalgar Ct, Suite 110, Maitland, FL 32751
Telephone No.: 813-432-4770	Telephone No.: 407-551-1330
Fax No.: 813-432-4798	Fax No.: 407-551-1398
E-mail:david.m.filer@jpmchase.com	E-mail: dmcleod@m2-corp.com

13. **Bill to Address.**

JPMC EFS
Name: Sal Pent
Title: Managing Director
Address: 10430 Highland Manor Drive, Floor 05
Reference: ~~Contract ID No. CW286416~~- Schedule No. 1
Telephone No.:813 432 5736
Fax No.:
E-mail: sal.g.pent@ jpmchase.com

14. ***Notices.***

In addition to the notice provisions of the Agreement, any notice, demand or other communication which shall or may be given to JPMC in connection with this Schedule, shall also be sent by Supplier to JPMC at:

JPMorgan Chase N,A.
Legal and Compliance
1 Chase Manhattan Plaza 25th floor
New York N.Y. 10081

EXHIBIT 1

SERVICES

Services A. Professional Services for Application Development Services
Supplier Resources:
* Supplier will provide [redacted] professional staff resources which will include:

* [redacted]

Supplier resources, under the direction of the JPMC project manager, will provide application development services for the following applications:

* [redacted]

Application Development Services include the creation of new software or modification of existing software as defined in written change requests or project documentation submitted by JPMC and as directed by JPMC. This includes break/fixes, change orders, new applications, and new implementation of existing applications.

1) This will include commented and documented source code to include:
) Runbooks and abend / restart / rerun procedures (documentation templates will be supplied by JPMC);
) Turnover documentation (documentation templates will be supplied by JPMC);
1) Estimates will be provided for all work when received
1) Specific resource assignments will be communicated and tracked
1) Status will be provided weekly on all assigned items;
1) Delivery dates will be provided for start and completion of all work assigned;
1) Design assistance will be provided when requested.
1) All systems not currently documented will be updated as agreed on a mutually agreed schedule as 'fill work' between other assignments.

Application Development Services priorities are defined and directed by JPMC

Testing of developed or changed software is performed based on the testing requirements and test plans as defined by JPMC and using test data that is created or provided by JPMC. Development and testing of all changes will be completed on JPMC development and test systems. JPMC will provide Supplier with detailed test plan responses to Supplier. JPMC must provide adequate security access to their test

systems. Documentation for development or changes is provided as defined and directed by JPMC using Application Development Services developers.

Implementation support for developed or changed software will be provided on all delivered changes, as well as previously delivered code.

Supplier will conduct detailed code reviews for JPM as deemed appropriate by JPM. The detailed code review requirements and expectations will be documented by JPM in writing on a case by case basis.

Supplier to conduct unit tests for all code delivered prior to delivery to JPM. These tests should be conducted in the JPM dev environments and delivered to JPM prior to code migrations to JPM. JPM will provide detailed test plans as well as desired test results. JPM will be responsible for generating the required test data to ensure successful testing by Supplier.

Any code deliveries that are returned for re-work due to Supplier failure to meet deliverable requirements will result in a credit to JPMC equal to [redacted] of professional services monthly fees. All deliverable requirements must be defined in writing by JPM and agreed upon by Supplier. Supplier shall not be held responsible for deliverable failures due to (i) changes made in priorities, delivery schedules, resource allocation, specifications, or requirements by JPM, (ii) inadequate, or erroneous specifications,(iii) requests or changes requested by un authorized employees or representatives of JPM, (iv) inadequate or misleading deliverable requirements, (v) factors and situations outside the control of Supplier.
JPM must define in writing a list of JPM employees or representatives that are authorized to commit to or make changes to deliverable requirements,
Supplier must be notified in writing within 10 days of a deliverable requirements failure.

<u>Services B, Program Administration and Support Services.</u>

7/24 hour support for 2nd level support- Supplier will respond to all calls from JPMC within [redacted].

Supplier maintains business office hours from 8:30 am until 5:30 pm EST, Monday through Friday, holidays excepted. All program administration and support provided during normal office hours is based upon the priorities set by JPMC.

Supplier will provide support outside of normal business hours for critical or emergency processing issues that cannot be resolved by JPMC. This support will be considered emergency or critical 2nd level support. Supplier will maintain a pager to handle requests for 2nd level support. An acknowledgement return phone call will occur within [redacted] after receiving a page request. A list of cell phone numbers will be provided for escalation in the event a call is not returned [redacted]

After hours support requiring emergency software changes or software creation/development to correct or resolve processing issues must be agreed upon between JPMC management and Supplier. Delivery times will be evaluated on a case by case basis determined by requirements and available appropriate staff.

Since Supplier systems are no longer current to JPMC's environments, all application development, testing and support will be done on JPMC development and testing environments.

Use of data processing equipment and appropriate software such as desktop and appropriate connectivity services needed to support Application Development Services..

Performance and tuning consulting as it pertains to Application Services Development, and all proprietary code created by Supplier. Supplier will provide general systems analysis and performance / capacity consulting services as needed to assist in resolution of system performance impacts. Since the Supplier staff has built and maintained [redacted] systems for many years, they have the experience and knowledge to more quickly identify potential areas of impact and how to best address those impacts. Supplier will assist JPMC in evaluating performance data gathered related to Application Development Services on the JPMC systems.

EXHIBIT B

JPMC PRE-ASSIGNMENT STATEMENT

Supplier Name: ____

Designated Supplier Personnel Name: ________________________________

Designated Supplier Employee Signature: ______________________________

Date: ____________________________

1. I understand that I am an employee of the Supplier listed above and that I am not eligible for, or entitled to, any employment status with, or employment benefits of or from, JPMorgan Chase & Co., JPMorgan Chase Bank, National Association, or any of their direct or indirect subsidiaries, affiliates, parent companies, successors or assigns ("JPMC").

2. I understand that conversations on JPMC's telephone lines may be monitored by or on behalf of JPMC, and, from time to time, such telephone conversations (whether business-related or personal) may be recorded by or on behalf of JPMC. JPMC reserves the right to use the recordings and information obtained from them in any manner permitted by law. In addition, voicemail and computer usage (including, but not limited to, e-mail and internet usage) may also be monitored by or on behalf of JPMC.

3. Have you ever been assigned to or employed by JPMorgan Chase & Co., JPMC or any of their direct or indirect subsidiaries, affiliates or predecessors, including The Chase Manhattan Corporation, The Chase Manhattan Bank, Chemical Bank, The Chase Manhattan Bank, N.A., Manufacturers Hanover Corporation, or Manufacturers Hanover Trust Company, J.P. Morgan & Co. Incorporated or any of its direct or indirect subsidiaries, affiliates or predecessors, including Morgan Guaranty Trust Company of New York (collectively "JPMorgan Chase")?

☐ No ☐ Yes

If "Yes", please specify assignment or position, along with dates of assignment or employment:

____

Were you involuntarily released from the assignment or position?

☐ No ☐ Yes

If "Yes", please explain: ____

4. Are any of your relatives (that is anyone related to you by blood, marriage or law) or members of your household currently employed by or assigned to work at JPMorgan Chase?

☐ No ☐ Yes

If "Yes", please specify name of relative or member of household, position and department:

---

5. Have you ever been convicted of, plead guilty or no contest to, or entered into a pre-trial diversion or similar program concerning any criminal offense (*e.g.*, a misdemeanor or a felony) involving a crime of dishonesty, breach of trust, money laundering, or felony involving violence or drug offenses including the illegal manufacture, sale distribution or trafficking in controlled substances?

Do include any guilty pleas or convictions pursuant to a plea bargain or pre-trial diversion program.

Do not include the following: (1) minor traffic violations, (2) convictions or pleas as a youthful offender or juvenile, or (3) any criminal proceedings which have been terminated in your favor (*e.g.*, any acquittals or convictions which have been deleted, voided, invalidated, expunged or sealed by a court).

NOTE: Responses concerning plea bargains or pre-trial diversions should not be provided in states which restrict such inquiries. These states include, but may not be limited to California.

☐ No ☐ Yes

If "Yes", please explain: ______________________________

6. Have you been charged with or arrested for any criminal offense described above for which you are awaiting disposition, dismissal, termination, further court proceedings or a final resolution? Include any pending criminal case which has been postponed pursuant to a pre-trial diversion or similar program.

NOTE: Responses concerning unresolved charges or arrests should not be provided in states which restrict such inquiries. These states include, but may not be limited to Arizona, California, Illinois, Indiana, Iowa, Kansas, Massachusetts, Michigan, Minnesota, Nevada, New Mexico, Ohio, Rhode Island, Utah, Washington, and West Virginia.

☐ No ☐ Yes

If "Yes", please explain: ______________________________

7.If you answered 'yes' to either question five or six, please note that, consistent with applicable law, a conviction or unresolved criminal charge or arrest will not result in an automatic disqualification from your ability to provide services at JPMC. As appropriate, factors such as the date, nature, job relatedness and seriousness of the offense will be considered. However, please be advised that the Federal Deposit Insurance Act provides that ". . . any person who has been convicted of any criminal offense involving dishonesty or a breach of trust, or money laundering, or has agreed to enter into a pretrial diversion or similar program in connection with a prosecution of such offense, may not participate, directly or indirectly, in the conduct of the affairs of any insured depository institution . . .." Crimes involving violence or drug offenses may come under this definition and JPMC also has certain bonding requirements.

JAM

EXHIBIT C

JPMC FINGERPRINTING POLICY

Designated Supplier Personnel must be fingerprinted and have successfully passed screening prior to the first day of their assignment and such results must be in compliance with the Financial Institutions Reform Recovery and Enforcement Act (FIRREA) and the JPMC Requirements in order for the Designated Supplier Personnel to remain on assignment at JPMorgan Chase & Co. If more than 30 days have elapsed since the completion of a prior assignment with JPMC, Designated Supplier Personnel must be re-fingerprinted before the next assignment begins. It is Supplier's responsibility to notify JPMC prior to the first day of their assignment when any Designated Supplier Personnel are assigned to work on JPMC premises.

Fingerprinting will be conducted by Supplier or a Supplier designee and the results will be returned to Supplier. Supplier will be responsible to insure that each of the Designated Supplier Personnel is fingerprinted and has successfully passed screening. JPMC, at its discretion, has the right to audit Supplier's fingerprinting results and procedures pertaining to Designated Supplier Personnel at JPMC expense.

EXHIBIT D

JPMC DRUG TESTING POLICY

Designated Supplier Personnel are required to take a drug screening test prior to the first day of their assignment and must pass in order to remain on assignment at JPMorgan Chase & Co. Supplier must warrant that no Supplier Personnel will be assigned to JPMC that has not successfully passed a drug test within thirty days prior to their start date. If more than thirty days have elapsed since the completion of a prior assignment, with JPMC Designated Supplier Personnel must be re-drug tested before the next assignment begins. It is Supplier's responsibility to notify JPMC when any Designated Supplier Personnel are assigned prior to the first day of assignment.

Drug testing will be conducted by Supplier at JPMC's expense. JPMC, at its discretion, has the right to audit Supplier's drug test records and procedures pertaining to Designated Supplier Personnel at JPMC expense.

It is Supplier's responsibility to warrant that it will use a drug test laboratory that is Substance Abuse Mental Health Service Administration (SAMHSA) certified and will conform to the minimum JPMorgan Chase & Co. Health Services Drug Testing Standards, a current copy of which is attached hereto as Appendix 1.

During Designated Supplier Personnel's assignment with JPMorgan Chase & Co., if there is reason to believe that their work is being impaired by a substance abuse problem, Supplier may be required to have such Designated Supplier Personnel undergo a drug screening test in order to remain on such assignment. Under certain circumstances, Designated Supplier Personnel may also be asked to take a random test for drugs or alcohol if they perform a job that could affect the safety of themselves or others. If Designated Supplier Personnel refuse to cooperate in a drug screening test, they may be subject to immediate removal from their assignment.

Supplier must notify Designated Supplier Personnel that in the event they are convicted of any drug-related crime, they must immediately notify Supplier, who in turn must immediately notify JPMorgan Chase & Co., and such member of Designated Supplier Personnel will no longer be eligible for such assignment. If such Designated Supplier Personnel fails to so notify Supplier, corrective action may include immediate removal from their assignment.

Compliance with the procedures set forth above shall not relieve Supplier of its obligation to review its personnel or Subcontractor's personnel applications and the JPMC Pre-Assignment Statements, or of its obligation regarding the selection, placement and supervision of Designated Supplier Personnel.

APPENDIX 1 TO EXHIBIT D

JPMORGAN CHASE & CO. HEALTH SERVICES DRUG TESTING STANDARDS

Testing must be performed at a Substance Abuse Mental Health Service Administration (SAMHSA) certified laboratory.

The urine specimen must be collected via the Chain of Custody (COC) Protocol.

The urine test must be tested for the following 5 substances:

Amphetamines

Cannabinoid

Cocaine

Opiates

Phencyclidine (PCP)

If the preliminary screening is a positive result, a confirmation test - Gas Chromatography/Mass Spectroscopy (GC/MS) - must be performed.

All positive results must be reviewed by a Medical Review Officer (MRO).

If you have any questions, regarding this standard, please contact [redacted].